Exhibit 99.2

FELDMAN FINANCIAL ADVISORS, INC.
8804 MIRADOR PLACE MCLEAN, VA 22102 202-467-6862

Physicians’ Insurance Program Exchange Berwyn, Pennsylvania Conversion Valuation Appraisal Report Valued as of May 1, 2018 Prepared By Feldman Financial Advisors, Inc. McLean, Virginia

FELDMAN FINANCIAL ADVISORS, INC.
8804 MIRADOR PLACE MCLEAN, VA 22102 202-467-6862

May 1, 2018
Board of Directors
Physicians’ Insurance Program Exchange
100 Berwyn Park
850 Cassatt Road, Suite 220
Berwyn, Pennsylvania 19312
Members of the Board:
At your request, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Physicians’ Insurance Program Exchange (“PIPE”) as of May 1, 2018. PIPE plans to convert from a Pennsylvania reciprocal insurance exchange to a Pennsylvania stock insurance company (the “Conversion”). In conjunction with the Conversion, PIPE will be merged along with Professional Casualty Association (“PCA”) into Positive Physicians Insurance Exchange (“PPIX”), all reciprocals as converted to stock form, to create a single insurance company to be called Positive Physicians Insurance Company (“PPIC”), which will become a wholly owned subsidiary of a newly created Pennsylvania corporation known as Positive Physicians Holdings, Inc. (“PPH”). Simultaneously, PPH will offer shares of its common stock for sale in an initial public offering (the “Offering”) with preference granted in the subscription offering to, among others, policyholders and named insureds of PIPE, PPIX, and PCA, and any unsubscribed shares offered to certain other investors in community or syndicated offerings.
This Appraisal is furnished in accordance with PIPE’s Plan of Conversion and Title 40 of the Pennsylvania Statutes (“40 P.S.”), Chapter 35 – Medical Professional Liability Reciprocal Exchange-to-Stock Conversion, Sections 3501 to 3517. As specified by the Plan of Conversion and 40 P.S., Chapter 35, Section 3503(a)(d), the estimated pro forma market value of the capital stock of PIPE shall be determined by an independent valuation expert and shall represent the estimated pro forma market value of the stock company as successor to the reciprocal insurer. Furthermore, as permitted by Section 3503(a)(d), the pro forma market value may be stated as a range of value and may be that value that is estimated to be necessary to attract full subscription for the shares offered for sale.
Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the financial services industries. The background of Feldman Financial is presented in Exhibit I.

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Board of Directors Physicians’ Insurance Program Exchange May 1, 2018 Page Two

In preparing the Appraisal, we conducted an analysis of PIPE that included discussions with PIPE’s management and an onsite visit to PIPE’s headquarters. We reviewed the audited financial statements of PIPE as prepared under generally accepting accounting principles (“GAAP”) as of and for the years ended December 31, 2016 and 2017. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed and analyzed: (i) financial information with respect to the business, operations, and prospects of PIPE as furnished to us by PIPE; (ii) publicly available information concerning PIPE that we believe to be relevant to our analysis; (iii) a comparison of the historical financial results and present financial condition of PIPE with those of selected publicly traded insurance companies that we deemed relevant; and (iv) financial performance and market valuation data of certain publicly traded insurance companies as provided by industry sources.
The Appraisal is based on PIPE’s representation that the financial data and additional information materials furnished to us by PIPE are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by PIPE, nor did we independently value the assets or liabilities of PIPE. The Appraisal considers PIPE only as a going concern on a stand-alone basis and should not be considered as an indication of the liquidation value of PIPE.
It is our opinion that, as of May 1, 2018 (the “Valuation Date”), the estimated pro forma market value of PIPE was within a range (the “Valuation Range”) of $9,350,000 to $12,650,000 with a midpoint of $11,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase from the midpoint to establish the maximum.
Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock of PPH in the Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock of PPH in the Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of PIPE’s pro forma market value.
The Appraisal reflects only the Valuation Range as of the Valuation Date for the estimated pro forma market value of PIPE in connection with the Conversion and does not take into account any trading activity with respect to the purchase and sale of common stock of PPH in the secondary market on the date of issuance of such securities or at any time thereafter following the completion of the Offering. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

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Board of Directors Physicians’ Insurance Program Exchange May 1, 2018 Page Three

The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in PIPE’s operating performance, financial condition, or management policies, and current conditions in the securities markets for insurance company common stocks. Should any such new developments or changes be material, in our opinion, to the estimated pro forma market value of PIPE, appropriate adjustments to the Valuation Range will be made. The reasons for any such adjustments will be explained in detail at that time.

Respectfully submitted,

Feldman Financial Advisors, Inc.

/s/ Trent R. Feldman
Trent R. Feldman
President

/s/ Peter W. L. Williams
Peter W. L. Williams
Principal

FELDMAN FINANCIAL ADVISORS, INC.

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IV-1	Financial Performance Data for Public P&C/Multiline Insurance Group	IV-1
IV-2	Market Valuation Data for Public P&C/Multiline Insurance Group	IV-3
V-1	Pro Forma Assumptions for Conversion Valuation	V-1
V-2	Pro Forma Conversion Valuation Range	V-2

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LIST OF TABLES

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INTRODUCTION
As requested, we have completed and hereby provide an independent appraisal (the “Appraisal”) of the estimated pro forma market value of Physicians’ Insurance Program Exchange (“PIPE”) as of May 1, 2018. PIPE plans to convert from a Pennsylvania reciprocal insurance exchange to a Pennsylvania stock insurance company (the “Conversion”). In conjunction with the Conversion, PIPE will be merged along with Professional Casualty Association (“PCA”) into Positive Physicians Insurance Exchange (“PPIX”), all reciprocals as converted to stock form, to create a single insurance company to be called Positive Physicians Insurance Company (“PPIC”), which will become a wholly owned subsidiary of a newly created Pennsylvania corporation known as Positive Physicians Holdings, Inc. (“PPH”). Simultaneously, PPH will offer shares of its common stock for sale in an initial public offering (the “Offering”) with preference granted in the subscription offering to, among others, policyholders and named insureds of PIPE, PPIX, and PCA, and any unsubscribed shares offered to certain other investors in community or syndicated offerings.
This Appraisal is furnished in accordance with PIPE’s Plan of Conversion and Title 40 of the Pennsylvania Statutes (“40 P.S.”), Chapter 35 - Medical Professional Liability Reciprocal Exchange-to-Stock Conversion, Sections 3501 to 3517. As specified by the Plan of Conversion and 40 P.S., Chapter 35, Section 3503(a)(d), the estimated pro forma market value of the capital stock of PIPE shall be determined by an independent valuation expert and shall represent the estimated pro forma market value of the stock company as successor to the reciprocal insurer. Furthermore, as permitted by Section 3503(a)(d), the pro forma market value may be stated as a range of value and may be that value that is estimated to be necessary to attract full subscription for the shares offered for sale.

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Feldman Financial Advisors, Inc. (“Feldman Financial”) is a financial consulting and economic research firm that specializes in financial valuations and analyses of business enterprises and securities in the financial services industries. The background of Feldman Financial is presented in Exhibit I.
In preparing the Appraisal, we conducted an analysis of PIPE that included discussions with PIPE’s management and an onsite visit to PIPE’s headquarters. We reviewed the audited financial statements of PIPE as prepared under generally accepting accounting principles (“GAAP”) as of and for the years ended December 31, 2016 and 2017. In addition, where appropriate, we considered information based on other available published sources that we believe are reliable; however, we cannot guarantee the accuracy and completeness of such information. We also reviewed and analyzed: (i) financial information with respect to the business, operations, and prospects of PIPE as furnished to us by PIPE; (ii) publicly available information concerning PIPE that we believe to be relevant to our analysis; (iii) a comparison of the historical financial results and present financial condition of PIPE with those of selected publicly traded insurance companies that we deemed relevant; and (iv) financial performance and market valuation data of certain publicly traded insurance companies as provided by industry sources.
The Appraisal is based on PIPE’s representation that the financial data and additional information materials furnished to us by PIPE are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by PIPE, nor did we independently value the assets or liabilities of PIPE. The Appraisal considers PIPE only as a going concern on a stand-alone basis and should not be considered as an indication of the liquidation value of PIPE.

FELDMAN FINANCIAL ADVISORS, INC.

Our Appraisal is not intended, and must not be construed, to be a recommendation of any kind as to the advisability of purchasing shares of common stock of PPH in the Offering. Moreover, because the Appraisal is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock of PPH in the Offering will thereafter be able to sell such shares at prices related to the foregoing estimate of PIPE’s pro forma market value.
The Appraisal reflects only the Valuation Range as of the Valuation Date for the estimated pro forma market value of PIPE in connection with the Conversion and does not take into account any trading activity with respect to the purchase and sale of common stock of PPH in the secondary market on the date of issuance of such securities or at any time thereafter following the completion of the Offering. Feldman Financial is not a seller of securities within the meaning of any federal or state securities laws, and any report prepared by Feldman Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.
The Valuation Range reported herein will be updated as appropriate. These updates will consider, among other factors, any developments or changes in PIPE’s operating performance, financial condition, or management policies, and current conditions in the securities markets for insurance company common stocks. Should any such new developments or changes be material, in our opinion, to the estimated pro forma market value of PIPE, appropriate adjustments to the Valuation Range will be made. The reasons for any such adjustments will be explained in detail at that time.

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I.   BUSINESS OF PIPE
General Overview
PIPE is a subscriber-based reciprocal insurance exchange domiciled in Pennsylvania. PIPE writes medical professional liability insurance primarily for physicians, physician groups, and allied healthcare providers who are licensed to practice in Pennsylvania and South Carolina. PIPE primarily markets its products through a network of independent producers in Pennsylvania and South Carolina. In October 2013, PIPE was granted a license to write insurance in South Carolina. PIPE is headquartered in Berwyn, Pennsylvania.
At December 31, 2017, PIPE had total assets of $26.6 million and total members’ equity of $12.3 million. For the year ended December 31, 2017, PIPE reported $3.0 million in net written premiums and net income of approximately $39,000. For the year ended December 31, 2016, PIPE had $3.5 million in net written premiums and net income of $1.1 million. PIPE is subject to examination and comprehensive regulation by the Pennsylvania Insurance Department. PIPE has not been assigned a rating by A.M. Best Company, Inc. (“A.M. Best”).
Corporate History and Structure
PIPE is an unincorporated reciprocal insurance exchange formed for the purpose of insuring its subscribers against loss due to the imposition of legal liability. PIPE provides medical professional liability insurance consisting of claims-made, tail occurrence, and occurrence policies to its subscribers. PIPE was organized on May 1, 2005, received its Certificate of Authority on August 24, 2005, and commenced operation as a Pennsylvania licensed carrier on November 5, 2005. The members of PIPE consist exclusively of PIPE’s subscribers. Underwriting is based on the applicant’s specialty, location, and claims history.

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PIPE is managed by Physicians’ Insurance Program Management Company (“PIPMC”) pursuant to the terms of an Attorney-in-Fact Agreement between PIPE and PIPMC, effective August 24, 2005. Pursuant to the terms of the agreement, PIPMC provides salaries and benefit expenses of the employees, rent and other occupancy expenses, supplies, and data processing services to PIPE and pays certain expenses on behalf of PIPE in exchange for 25% of the gross written premium. On November 23, 2015, PIPMC was acquired by Diversus, Inc. (“Diversus”), which was formed in 2013 for the purpose of acquiring and consolidating both fee-based and risk-bearing companies participating in the medical professional liability (“MPL”) insurance market.
PIPMC has the power to direct the activities of PIPE that most significantly impact the economic performance of PIPE by acting as the common attorney-in-fact and decision maker for the subscribers at PIPE. All medical professional liability operations are owned by PIPE, and PIPMC functions solely as the management company. The owner of PIPMC, through the Attorney-in-Fact Agreement, is deemed to have a controlling financial interest in PIPE; however, it has no other rights to or obligations arising from the assets and liabilities of PIPE.
Reciprocal Insurance Exchange
A reciprocal insurance exchange involves the organization of two separate entities: the reciprocal insurance exchange and the attorney-in-fact (“AIF”). The reciprocal insurance exchange functions as a form of unincorporated association in which subscribers exchange policies through an AIF in an arrangement that shares or spreads the risk. When a subscriber suffers a loss that is outlined in the exchange’s agreement, the pooled premiums are used to pay the claim. Each member’s liability ends according to the cost and terms of their individual policies. The reciprocal insurer is overseen by a board whose responsibilities typically include general oversight of the reciprocal, selection and monitoring of the AIF, and approval of vendor relationships.

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The AIF is a separate legal entity that runs the day-to-day affairs of the reciprocal insurer. The policyholders of a reciprocal, usually called subscribers, provide a power of attorney to the AIF, giving the AIF legal authority to act on their behalf in managing and administering the reciprocal. A formal management contract is entered into between the AIF and the reciprocal. The AIF may be owned by the reciprocal itself (a proprietary AIF) or by an independent third party (a non-proprietary AIF) or a combination of both.
Product Lines and Distribution
PIPE primarily writes claims-made and occurrence based medical malpractice insurance for healthcare providers practicing in Pennsylvania and, to a much lesser extent, South Carolina. PIPE also issues tail occurrence policies to former claims-made policyholders. PIPMC administers and directs essentially all of the insurance operations of PIPE. In exchange for these services, PIPMC receives fee income paid from PIPE. PIPE primarily markets its products through a network of independent producers. Producers are compensated on a fixed commission rate with the commission rate linked to premium billings received by PIPE.
PIPE continues to work predominantly with producers who specialize in physician malpractice. In the midst of a marketplace that continues to be relatively soft, PIPE seeks to identify producers that already understand the MPL business and share its philosophy that the policyholders’ interests are always primary. PIPE continues to place a high emphasis on business retention. In marketing its products, PIPE emphasizes that it understands that insurance coverage needs to be priced reasonably and that sound risk management practices help curb medical incidents. PIPE’s goal is to make available the best priced products to its subscribers, as well as provide advice from a highly qualified team regarding the particular insurance needs of each subscriber.

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Claims-made policies provide coverage for claims only when both the alleged incident and the resulting claim happen during the period the policy is in force. Claims-made policies provide coverage so long as the insured continues to pay premiums for the initial policy and any subsequent renewals. Each succeeding year the policy is continuously renewed, the coverage period is extended. Once premiums stop the coverage stops. Claims made to the insurance company after the coverage period ends will not be covered, even if the alleged incident occurred while the policy was in force. A claims-made policy will cover claims after the coverage period only if the insured purchases extended reporting period or “tail” coverage.
Occurrence policies protect subscribers from any covered incident that “occurs” during the policy period, regardless of when a claim is filed. An occurrence policy will respond to claims that come in – even after the policy has been canceled – so long as the incident occurred during the period in which coverage was in force. In effect, an occurrence policy offers permanent coverage for incidents that occur during the policy period, so long as there is sufficient aggregate limit available for the alleged event.
If the retroactive date is the beginning of the policy period, the claims-made policy is relatively inexpensive and is called “first-year” claims-made. However, as the number of years from the retroactive date increases, the policy “matures,” and the premiums increase each year using “step factors” until reaching the mature level. Each year the policy continuously renews, the coverage period expands, and the insurance company’s exposure to loss increases. Mature claims-made rates are typically very close to occurrence rates for the same exposure.
Claims-made coverage has replaced occurrence coverage as the most common type of policy offered by MPL insurance companies. A number of factors are behind this evolution, including the

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fact that reduced carrier liability under claims-made policies can mean slightly lower premiums for insureds. PIPE has offered both claims-made and occurrence coverage policies since its inception in 2005. Approximately 57% of its premium written over the past five years has been for claims-made policies and approximately 43% for occurrence products.
For the year ended December 31, 2017, PIPE generated $3.6 million in direct premiums written and $2.1 million or 59.3% was comprised of claims-made policies and $1.5 million or 40.7% was for occurrence policies. Direct premiums written in Pennsylvania and South Carolina amounted to $3.5 million (97.1% of total) and $107,000 (2.9% of total), respectively, for 2017. For the year ended December 31, 2016, PIPE generated $4.2 million in direct premiums written and $2.4 million or 57.4% was for claims-made policies and $1.8 million or 42.6% comprised occurrence policies. Direct premiums written in Pennsylvania and South Carolina amounted to $4.1 million (98.1% of total) and $81,000 (1.9% of total), respectively, for 2016.
Executive Management
Lewis S. Sharps, MD, serves as President and Chief Executive Officer (“CEO”) of PIPE. Dr. Sharps also serves as President and CEO of PPIX and PCA, President of Diversus, and CEO of Diversus Management, Inc. (“DMI”). Dr. Sharps founded PPIX in 2002 and has served as its President and CEO since its inception. Dr. Sharps is an experienced orthopedic surgeon and served as President of the Pennsylvania Orthopaedic Society (“POS”) from 1999 to 2000. He was also instrumental in the creation of the Political Action Committee (“PAC”) of POS and was Chairman of the PAC from 1993 to 2011.
Daniel A. Payne, CPA, CFP, serves as Chief Financial Officer (“CFO”) of PIPE. Mr. Payne also serves as CFO of PPIX and PCA and Vice President of Finance of Diversus. He is a veteran

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of the U.S. Air Force and has over 20 years of experience in the insurance industry as an agent, external auditor, consultant and corporate employee. He has done consulting work for several risk retention groups and has worked with PIPE since its inception in 2005. He became involved with PCA and Diversus in 2015. As a prior partner in the certified public accounting firm, Read Martin & Slickman, CPAs, Mr. Payne has worked in a variety of business environments including insurance, governmental, aviation, banking, non-profit, manufacturing, wholesale, and retail entities. He also provided individual, trust and corporate tax services for clients along with investment management and insurance services. He remains a registered investment adviser representative and insurance agent for property, casualty and life.
Leslie G. Latta serves as Chief Operating Officer (“COO”) of PIPE. She also serves as COO of PPIX, PCA, and DMI. Ms. Latta has served as the Executive Director of PPIX since its inception. Under her watch, PPIX significantly expanded its database of physician clients, partners, board members and medical community associates. Ms. Latta has also been instrumental in expansion plans executed by PPIX and now oversees the medical malpractice insurance for member physicians and their offices in Pennsylvania, New Jersey, Delaware, Maryland, Michigan, South Carolina, and Ohio. She is a graduate of East Stroudsburg University with a degree in Health Education. She is licensed in property and casualty, life, health, and annuities.
Reasons for the Conversion
Like most insurance companies, PIPE’s premium growth and underwriting results have been, and continue to be, influenced by market conditions. The MPL insurance industry historically is cyclical in nature, characterized by periods of significant price competition and excess underwriting capacity (a soft market) followed by periods of high premium rates and shortages of underwriting capacity (a hard market). The MPL insurance industry is currently operating under

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soft market conditions as a result of abundant capacity, with significant competition and pressure on premium rates following several years of overall favorable claims trends. During 2008 through 2014, premium rates declined in PIPE’s core Pennsylvania market, primarily as a result of improved claims frequency, and premium rates have remained relatively level since then.
PIPE competes with MPL specialty insurers and alternative risk arrangements, as well as other large national property and casualty insurance companies that write medical professional liability insurance. Theses competitors include companies that have substantially greater financial resources and solid financial strength ratings. PIPE also faces competition from other insurance companies for the services and allegiance of independent agents and brokers, on whose services PIPE depends in marketing its insurance products. PIPE seeks to compete based on quality and speed of service, but does not have the capital to engage in long-term price competition with some of its competitors. Over-capacity in the MPL market has led many market participants to seek acquisitions in order to generate revenue growth.
PIPE is not currently rated by A.M. Best. Financial strength ratings from A.M. Best are used by producers and customers as a means of assessing the financial strength and quality of insurers. To accomplish the goal of generating material growth in premiums written, PIPE recognizes that it must obtain a solid A.M. Best rating. In order to achieve a solid rating, PIPE believes that it needs to enhance its capitalization and operating performance to levels satisfactory to A.M. Best, as well as satisfy various other rating requirements. Therefore, the primary purpose of the stock conversion and merger into PPIC and PPH is to increase PIPE’s access to capital resources and improve the outlook for obtaining a solid financial strength rating.

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As a result of the Conversion, PIPE will merge with and into PPIC, and PIPE will no longer exist as a separate company. The resulting increase in capitalization should permit PPIC to (i) increase direct premium volume to the extent competitive conditions permit; (ii) increase net premium volume by decreasing reliance on reinsurance; and (iii) enhance investment income by increasing PPIC’s investment portfolio. Additionally, PPIC intends to pursue the assignment of a financial strength rating from A.M. Best after completion of the various reciprocal stock conversions and mergers.
The remainder of Chapter I examines in more detail the trends addressed in this section, including the impact of changes in PIPE’s economic and competitive environment, and PIPE’s recent financial performance. The discussion is supplemented by the exhibits in the Appendix. Exhibit III-1 displays PIPE’s audited balance sheets as of December 31, 2016 and 2017. Exhibit III-2 presents PIPE’s audited income statements for the years ended December 31, 2016 and 2017.

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Financial Condition
Table 1 presents selected data concerning PIPE’s financial position as of December 31, 2016 and 2017. Exhibit III-1 presents PIPE’s balance sheets as of December 31, 2016 and 2017. The financial data presentation for PIPE in the tables below and in Exhibits III-1 to III-3 is derived from the audited GAAP financial statements of PIPE. Statutory financial data for PIPE is included in Exhibit III-4 and provides a five-year overview of PIPE’s operating trends.
Table 1
Selected Financial Condition Data
As of December 31, 2016 and 2017
(Dollars in Thousands)

	December 31,
	2017	2016
Balance Sheet Data
Total assets	$26,644	$27,799
Total cash and investments	25,017	26,092
Premiums receivable	354	459
Deferred acquisition costs	385	422
Total policy reserves (1)	11,761	12,343
Unearned premiums	1,609	1,753
Total liabilities	14,380	15,568
Total equity	12,264	12,231

Total equity / total assets	46.03%	44.00%
Cash and investments / total assets	93.89%	93.86%
Policy reserves / total assets	44.14%	44.40%
Policy reserves / total equity	95.90%	100.91%

(1) Total policy reserves equal losses and loss adjustments expenses.
Source: PIPE, audited GAAP financial statements.
PIPE’s total assets decreased by 4.2% from $27.8 million at December 31, 2016 to $26.6 million at December 31, 2017. The $1.2 million decrease in total assets primarily reflected a $1.1 million decrease in cash and investments from $26.1 million at December 31, 2016 to $25.0 million

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at December 31, 2017. Total policy reserves declined by $582,000 or 4.7% from $12.3 million at December 31, 2016 to $11.8 million at December 31, 2017. Total equity increased modestly by 0.3% from $12.2 million at year-end 2016 to $12.3 million at year-end 2017. The ratio of total equity to assets increased from 44.00% at year-end 2016 to 46.03% at year-end 2017.
The overall decline in total assets reflects the shrinkage in premium volume generated and related claim exposure incurred by PIPE. Total assets amounted to $29.8 million at December 31, 2013 and declined by 10.7% to $26.6 million at December 31, 2017. Over the same period, direct premiums written declined by 36.7% from $5.8 million for the year ended December 31, 2013 to $3.6 million for the year ended December 31, 2017.
PIPE’s aggregate balance of cash and investments amounted to $24.9 million at December 31, 2017 and constituted 93.9% of total assets. PIPE’s primary sources of cash are premiums, investment income, and sales and maturities of investment securities. PIPE’s primary uses of cash are policy acquisitions costs (primarily commissions and management fees), payments on claims, investment purchases, and general and administrative expenses. As of December 31, 2017, cash and cash equivalents amounted to $1.8 million, investment securities totaled $23.8 million, and other invested assets in the form of ownership interest in a limited partnership amounted to $132,000. Exhibit III-3 presents PIPE’s investment portfolio as of December 31, 2017. All of PIPE’s investment securities are classified as available for sale and carried at fair value, with unrealized gains of losses, net of any income tax effects, included in accumulated other comprehensive income. PIPE generally follows a buy-and-hold investment philosophy in managing its securities portfolio and seeks stable and consistent interest yields. PIPE did not have any investments in derivative financial instruments, mortgage loans, or real estate as of December 31, 2017.

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Consistent with its investment policy, PIPE’s investment portfolio primarily comprised fixed-income debt securities (92.1% of total investment securities) at year-end 2017 with the remainder (7.9%) invested in equity securities. As of December 31, 2017, PIPE’s investment securities totaled $23.0 million and consisted of $12.8 million (55.5% of total investment securities) of corporate and industrial bonds, $5.0 million (21.9%) of U.S. Government securities, $3.4 million (14.7%) of general obligations of states and political subdivisions of states, and $1.8 million (7.9%) of common stocks.
Investment security ratings are issued by the National Association of Insurance Commissioners (“NAIC”) and are similar to the rating agency designations for marketable bonds as prepared by nationally recognized statistical rating organizations such as Standard & Poor’s and Moody’s Investors Services. NAIC ratings of 1 and 2 include bonds generally considered investment grade by such ratings organizations. NAIC ratings of 3 through 6 include bonds generally considered below investment grade. As of December 31, 2017, approximately 99.2% or $21.0 million of bonds in portfolio were rated 1 or 2 and 0.8% or $177,000 of bonds had a rating in the 3-to-6 categories. The overall bond portfolio exhibited a weighted average rating of 1.19 at year-end 2017.
In accordance with insurance industry practice, PIPE reinsures a portion of its loss exposure and pays to the reinsurers a portion of the premiums received on all policies reinsured. Insurance policies written by PIPE are reinsured with other insurance companies principally to: (i) reduce net liability on individual risks; (ii) mitigate the effect of individual loss occurrences; (iii) stabilize underwriting results; (iv) decrease leverage; and (v) increase underwriting capacity.
In 2014, PIPE began deposit accounting for reinsurance transaction under its reinsurance contract. This was due to the reinsurance contract with Wesco Insurance Company (“Wesco”) not

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meeting the transfer of risk requirements. The reinsurance contract with Wesco was terminated effective January 1, 2016 with all obligations commutated as of that date. The reinsurance deposit related to the policy was terminated in September 2016. Interest expense incurred by PIPE for the year ended December 31, 2016 was approximately $898,000.
Effective January 1, 2016, PIPE and PCA entered into a consolidated reinsurance contract that had a two-year term and was terminated on December 31, 2017. Effective January 1, 2018, PIPE and PCA entered into separate reinsurance contracts with Hannover Re. The new reinsurance contracts have a two-year term and expire on January 1, 2020. PIPE ceded to reinsurers $709,000 and $620,000 of written premiums for the years ended December 31, 2016 and 2017, respectively. As of December 31, 2017, PIPE had $156,000 in reinsurance balances recoverable and $11,000 in reinsurance payable to one authorized reinsurer, which is domiciled outside of the United States.
PIPE’s total equity increased slightly from $12.2 million at December 31, 2016 to $12.3 million as of December 31, 2017. The increase in total equity combined with a decrease in total assets to produce the effect of increasing the ratio of total equity to total assets from 44.00% at year-end 2016 to 46.03% at year-end 2017. The increase in total equity from 2016 to 2017 largely resulted from profitable operating results of $39,000 in 2017 and an increase of $132,000 in accumulated other comprehensive income, which constitutes unrealized gains on available-for-sale investment securities. Also included in total equity was a deduction of $1.2 million at year-end 2017, which amount represented accumulated costs related to the Conversion. Through December 31, 2015, such accumulated costs amounted to $619,000 with additional costs of $508,000 and $99,000 recorded for the years ended December 31, 2016 and 2017, respectively.

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Income and Expense Trends
Table 2 displays PIPE’s earnings results and selected operating ratios for the years ended December 31, 2016 and 2017. PIPE’s operating results are influenced by factors affecting the MPL insurance sector in general. The performance of the MPL insurance sector is subject to significant variations due to competition, regulation, general economic conditions, claims reporting and settlement patterns, judicial decisions, impact of healthcare legislation and tort reform, fluctuations in interest rates, and other factors. PIPE’s premium growth and underwriting results are influenced by market conditions. Pricing in the MPL insurance industry historically has been cyclical with the financial performance of insurers fluctuating from periods of low premium rates and excess underwriting capacity resulting from increased competition (soft market), followed by periods of high premium rates and a shortage of underwriting capacity resulting from decreased competition (hard market).
There has not been a hard market in the MPL arena in almost a decade. Rates have continued to decline across all healthcare subsectors and capacity has grown substantially as new players have entered the market. Underwriters are accepting what appears to be a permanent, competitive landscape. The main reason for the continuing soft market is that the ratio of supply to demand has never been greater. New carrier entrants to both the primary and excess marketplace, as well as the supply of ample reinsurance, offer buyers more options than ever. Overlay the tremendous consolidation among healthcare organizations and the trend toward the employment of physicians who had once been separately insured, and these forces have led to more carriers fighting over a shrinking customer base. As a result, pricing has naturally declined in this macro-economic environment.

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PIPE recorded net income of $39,000 in the year ended December 31, 2017, marking a decrease from net income of $1.1 million in the year ended December 31, 2016. Net premiums earned declined 17.0% from $3.8 million in 2016 to $3.1 million in 2017. Total revenue, which includes net premiums earned and net investment income, sustained a decrease of 12.6% and fell from $4.3 million in 2016 to $3.7 million in 2017. PIPE’s underwriting profit declined from $1.8 million in 2016 to -$431,000 in 2017, which contributed to the decrease in net income for 2017.
Direct premiums written decreased by 12.6% from $4.2 million in 2016 to $3.6 million in 2017. Approximately $3.5 million or 97.1% of the direct premium volume in 2017 was generated in Pennsylvania and $107,000 or 2.9% was produced in South Carolina. The ceded rate on direct premiums written was equal to 17.0% in both 2016 and 2017. Net investment income increased by 23.8% from $462,000 in 2016 to $571,000 in 2017, which was augmented by an increase in realized gains on sales of investments. PIPE incurred a net gain of $51,000 on sales of investments in 2017 as compared to net loss of $184,000 on sales of investments in 2016. Losses and loss adjustment expenses increased by $1.6 million from $210,000 in 2016 to $1.8 million in 2017. Other underwriting expenses increased marginally by 0.7% from $1.7 million in 2016 to $1.8 million in 2017. As a result, total expenses increased by 83.2% from $2.0 million in 2016 to $3.6 million in 2017.
Management fee expenses incurred by PIPE in accordance with the AIF agreement with PIPMC were $1.0 million and $912,000 for 2016 and 2017, respectively. Also, PIPE incurred commission expenses from services provided by an affiliate of PIPMC amounting to $246,000 and $177,000 in 2016 and 2017, respectively. Management fee and commission expenses are included in other underwriting expenses in the accompanying income statement presentation.

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Table 2
Selected Operating Performance Data
For the Years Ended December 31, 2016 and 2017
(Dollars in Thousands)

	For the Years Ended December 31,
	2017	2016
Income Statement Data
Direct premiums written	$3,647	$4,172
Net premiums written	3,028	3,463

Net premiums earned	$3,148	$3,793
Net investment income	571	462
Total revenue	3,719	4,254

Losses and loss adjustment expenses	1,823	210
Other underwriting expenses	1,756	1,744
Total claims and expenses	3,579	1,954

Income from operations	140	2,300
Interest expense	—	898

Income before provision for income taxes	140	1,402
Provision for income taxes	101	305
Net income	$39	$1,097

Operating Ratios
Return on average assets	0.14%	3.83%
Return on average equity	0.32%	9.31%
Loss ratio (1)	57.91%	5.53%
Expense ratio (2)	55.79%	45.99%
Combined ratio (3)	113.70%	51.52%

(1) Losses and loss adjustment expenses divided by net premiums earned.
(2) Underwriting expenses divided by net premiums earned.
(3) Sum of the loss ratio and the expense ratio.
Source:  PIPE, audited GAAP financial statements; Feldman Financial calculations.
Andrews Outsource Solutions, LLC (“AOS”), a wholly owned subsidiary of Diversus, provides litigation management services to PIPE consisting of developing, implementing, and

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monitoring the litigation practices and strategy of the handling of specific MPL lawsuits and claims. During the years ended December 31, 2016 and 2017, PIPE incurred litigation management services of $312,000 and $304,000, respectively, in connection with its contractual agreement with AOS. Such amounts are includes in losses and loss adjustment expenses on PIPE’s income statement.
In April 2017, PIPE entered into an agreement with Gateway Risk Services, Inc. (“Gateway”), a wholly owned subsidiary of Diversus, whereby Gateway is to provide defense and cost containment services to PIPE that were formerly provided by PIPMC. During the year ended December 31, 2017, PIPE incurred services totaling $42,000 related to this agreement. Such amount is included in losses and loss adjustment expenses on PIPE’s income statement.
International Specialty Brokers, Ltd. (“ISBL”), a wholly owned subsidiary of Diversus, provides reinsurance brokerage services to PIPE. PIPE incurred commission expenses related to the arrangement with ISBL amounting to $14,000 and $73,000 for 2016 and 2017, respectively. As noted earlier, commission expenses are included in other underwriting expenses.
A key measurement of the profitability of any insurance company for any period is its combined ratio, which is equal to the sum of its loss ratio and its expense ratio. However, investment income, federal income taxes and other non-underwriting income or expense are not reflected in the combined ratio. The profitability of property and casualty insurance companies depends on income from underwriting, investment, and service operations. Underwriting results are considered profitable when the combined ratio is under 100% and unprofitable when the combined ratio is over 100%.

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Table 3 provides underwriting performance summary data for PIPE for the years ended December 31, 2016 and 2017.
Table 3
Underwriting Performance Data
For the Years Ended December 31, 2016 and 2017
(Dollars in Thousands)

	For the Years Ended December 31,
	2017	2016

Net premiums earned	$3,148	$3,793

Losses and loss adjustment expenses	1,823	210
Other underwriting expenses	1,756	1,744
Total claims and expenses	3,579	1,954

Underwriting profit (loss)	$(431)	$1,839

Operating Ratios
Loss ratio (1)	57.91%	5.53%
Expense ratio (2)	55.79%	45.99%
Combined ratio (3)	113.70%	51.52%

(1) Losses and loss adjustment expenses divided by net premiums earned.
(2) Underwriting expenses divided by net premiums earned.
(3) Sum of the loss ratio and the expense ratio.
Source:  PIPE, audited GAAP financial statements.
As shown in Table 3, PIPE’s combined ratio increased from 51.5% in 2016 to 113.7% in 2017. The increase in PIPE’s combined ratio was attributable to the higher loss ratio and higher expense ratio in 2017. The expansion of the loss ratio from 5.5% in 2016 to 57.9% in 2017 reflected a substantial increase in losses and loss adjustment expenses to $1.8 million following the favorable reserve adjustment that resulted in losses and loss adjustment expenses of $210,000 in 2016. The increase of the expense ratio from 46.0% in 2016 to 55.8% in 2017 reflected a modest increase of

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0.7% in other underwriting expenses compared to the relatively significant decline of 17.0% in net premiums earned. Reflective of the higher combined ratio, PIPE experienced a decline in underwriting profit from $1.8 million in 2016 to an underwriting loss of -$431,000 in 2017.
PIPE incurred interest expense of $898,000 for the year ended December 31, 2016 related to the deposit accounting treatment of a prior reinsurance contract with Wesco. The reinsurance contract with Wesco was terminated effective January 1, 2016 and the reinsurance deposit related to this policy was terminated in September 2016. PIPE did not incur any interest expense for the year ended December 31, 2017.
The $2.3 million decline in underwriting profit was largely responsible for the decrease in PIPE’s pre-tax earnings from $1.4 million in 2016 to $140,000 in 2017. PIPE’s operating results do not include the impact of conversion costs, which are accounted for separately as a component of equity on the balance sheet. Such conversion costs amounted to $508,000 in 2016 and $99,000 in 2017. PIPE’s net income declined by 96.5% from $1.1 million in 2016 to $39,000 in 2017. PIPE registered a return on average assets (“ROA”) of 0.14% in 2017 as compared to 3.83% in 2016, and a return on average equity (“ROE”) of 0.32% in 2017 versus 9.31% in 2016.

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Statutory Financial Data Overview
State insurance laws and regulations require PIPE to file financial statements with state insurance departments everywhere it does business, and the operations of PIPE are subject to examination by those departments. PIPE prepares statutory financial statements in accordance with accounting practices and procedures prescribed or permitted by these departments. Certain accounting standards differ under statutory accounting practices (“SAP”) as compared to GAAP. For example, premium income is recognized on a pro rata basis over the term covered by the insurance policy, while the related acquisition costs are expensed when incurred under SAP. Under GAAP, both premium income and the related policy acquisition costs are recognized on a pro rata basis over the term of the insurance policy. In addition, surplus notes are considered a part of policyholders’ surplus under SAP, but are excluded from equity capital under GAAP. Therefore, the GAAP operating results and financial data for PIPE do not correspond to the SAP presentation.
Exhibit III-4 presents summary statutory financial data for PIPE over the five-year period as of and for the years ended December 31, 2013 to 2017. As illustrated, PIPE’s direct premiums declined steadily from 2013 to 2017. The volume of direct premiums written decreased by 36.7% from $5.8 million in 2013 to $3.6 million in 2017. Furthermore, PIPE recorded underwriting losses in three of the past four years. Net investment income exhibited downward trends over the five-year period, reflective of general market rate conditions and a moderate decrease in the holdings of cash and investments along with portfolio restructuring that impacted overall bond yields. On a statutory basis, PIPE managed to report positive earnings over the past five years at moderate levels of profitability as total expenses declined in concert with the decrease in total revenue. PIPE’s statutory surplus increased moderately over the five-year period after decreasing from $11.9 million at year-end 2013 to $11.1 million at 2015 before improving to $12.0 million at year-end 2016 and

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year-end 2017. PIPE’s ratio of statutory surplus to total assets increased from 39.93% at year-end 2013 to 46.59% at year-end 2017 due mainly to the decline in total assets over this period.

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II.   INDUSTRY FUNDAMENTALS
Industry Performance and Outlook
The property and casualty (“P&C”) segment of the insurance industry provides protection from risk into two basic areas. In general, property insurance protects an insured against financial loss arising out of loss of property or its use caused by an insured peril. Casualty insurance protects the insured against financial loss arising out of the insured’s obligation to others for loss or damage to persons, including, with respect to workers compensation insurance, persons who are employees, or property. There are approximately 3,000 companies providing property and casualty insurance coverage in the United States. About 100 of these companies provide the majority of the P&C coverage.
Historically, the financial performance of the P&C insurance industry has tended to fluctuate in cyclical periods of aggressive price competition and excess underwriting capacity (known as a soft market), followed often by periods of high premium rates and shortages of underwriting capacity (or a hard market). Although an individual insurance company’s financial performance is dependent on its own specific business characteristics, the profitability of most property and casualty insurance companies tends to follow this cyclical market pattern. During soft market conditions, premium rates are stable or falling and insurance coverage is readily available. During periods of hard market conditions, coverage may be more difficult to find and insurers increase premiums or exit unprofitable areas of business.
Although it comprises less than 2% of annual direct premiums for the U.S. P&C insurance industry, the MPL insurance sector is integral to the U.S. healthcare system, which accounts for almost one-fifth of the nation’s gross domestic product. The MPL sector has historically been

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among the most volatile sectors in the insurance industry. The MPL insurance market is comprised of many monoline mutual insurance companies with limited geographic diversity and relatively high levels of capital.
The MPL sector has broadly outperformed the overall P&C sector as a result of strong pricing in the early 2000s, coupled with substantially reduced claims frequency. However, in the current market, historically strong operating margins are likely to come under pressure due to intense premium rate competition and lower fixed-income investment returns. MPL claims have been trending down since the past decade as a result of favorable judicial decisions, as well as state-level tort reform measures. As a result, most MPL insurers have reported favorable reserve development trends and continued profitability.
The year 2017 marked a year of financial stability for the MPL insurance industry with a slight uptick in profitability. While the MPL insurance industry’s operating ratio has compared favorably to the aggregate P&C insurance industry’s operating ratio, it increased steadily in the past four years and climbed slightly above 100% in 2016 and 2017. Insurers continued to experience a decline in reserve releases, increased expenses, and pressure on investment income generation. Surplus grew slightly in 2017 on the heels of healthy bottom-line earnings production. The industry composite analyzed by Milliman, Inc. (“Milliman”), an independent actuarial and consulting firm, revealed a profitable operating year in 2017 for MPL insurers with increases in net income and surplus relative to 2016, driven by improved investment performance. Favorable reserve development on prior coverage years still contributes a large element of profitability, as it has for more than a decade, and the decline in direct written premium has slowed.

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The industry composite’s annual direct written premium volume has declined in consecutive years from 2016 to 2017; however, the 0.5% decline in 2017 marked the smallest annual decrease during this 11-year period. In contrast, the average annual decrease during this period was approximately 3%. Moreover, the composite’s gross written premium and net written premium actually increased in 2017 by 2.6% and 1.6%, respectively. On both a gross and net written premium basis, this was the first annual increase in premium since 2006.
After-tax net income reversed a six-year declining trend with a 25% increase in 2017 versus 2016. The composite’s net income of $895 million contributed to a 1.8% increase in surplus for the year. A slight increase in the composite’s net earned premium in 2017 was offset by a comparable increase in loss and loss adjustment expenses. This resulted in a 2017 combined ratio after dividends of 100.9% compared to 100.5% in 2016. Loss ratios remained flat at 70%.1, while underwriting expense and dividend ratios inched up from 25.1% to 25.2% and from 5.3% to 5.6%, respectively. With underwriting performance relatively flat in 2017, increased investment income was chiefly responsible for the improved profitability – specifically in the form of net realized capital gains benefiting from the soaring equity markets of 2017. However, investment performance not attributable to capital gains still remains impacted by the current low interest rate environment.
The MPL industry has experienced a steady downward trend in favorable reserve development on prior coverage years. While, in recent years, the favorable reserve development was largely responsible for the MPL market’s sustained profitability, signs are emerging that if investment performance continues to improve and the market begins to harden as evidenced by the flattening premium trends, these reserve redundancies may outlast the MPL industry’s persistent soft market and MPL writers will no longer need to depend on favorable development to generate positive earnings in the upcoming years.

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Based on recent trends, it appears the MPL market has at least several years of favorable reserve releases remaining. Continued reserve releases can be expected to mask deteriorating underwriting results on current MPL business, thereby prolonging the soft market and increasing the risk that rates may become inadequate. MPL insurers face other challenges to increasing profits, possible increases in frequency and severity, threats to the tort system and tort laws in various states, the continued impact of healthcare reform, and a decline in market size as hospitals continue to acquire physician practices. Relentless competition for a shrinking market poses a critical challenge for MPL insurers. Rates continue to fall for MPL insurers, which are competing for a dwindling number of physicians – many of whom are beginning to prefer the work-life balance of a hospital or a large group setting, and the often bundled insurance that comes with it, rather than the independence of private practice. The challenge for larger MPL carriers is to seek new sources of premium growth, and increasingly they seek this growth through acquisition with the accompanying benefits of achieving economies of scale or diversifying lines of business. Fortified by the steady accumulation of surplus, the MPL industry appears resolved to navigate the array of market challenges confronting its insurers.

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Financial Strength Rating by A.M. Best
A.M. Best is a widely recognized rating agency dedicated to the insurance industry. A.M. Best provides ratings that indicate the financial strength of insurance companies. The objective of A.M. Best’s rating system is to provide an independent opinion of an insurer’s financial strength and its ability to meet ongoing obligations to policyholders. The assigned financial strength rating is derived from an in-depth evaluation and analysis of a company’s balance sheet strength, operating performance, and business profile. A.M. Best’s ratings scale is comprised of 15 individual ratings grouped into 9 categories (excluding suspended ratings). A summary guide to the financial strength ratings issued by A.M. Best is presented on the following page. At the current time, PIPE has not been assigned a financial strength rating by A.M. Best.

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Financial Strength Rating Guide
Rating Categories and Definitions as Issued by A.M. Best

Rating Category	Rating Symbol	Rating Notch	Category Definitions
Superior	A+	A++	Assigned to insurance companies that have a superior ability to meet their ongoing insurance obligations.
Excellent	A	A-	Assigned to insurance companies that have an excellent ability to meet their ongoing insurance obligations.
Good	B+	B++	Assigned to insurance companies that have a good ability to meet their ongoing insurance obligations.
Fair	B	B-	Assigned to insurance companies that have a fair ability to meet their ongoing insurance obligations. Financial strength is vulnerable to adverse changes in underwriting and economic conditions.
Marginal	C+	C++	Assigned to insurance companies that have a marginal ability to meet their ongoing insurance obligations. Financial strength is vulnerable to adverse changes in underwriting and economic conditions.
Weak	C	C-	Assigned to insurance companies that have a weak ability to meet their ongoing insurance obligations. Financial strength is very vulnerable to adverse changes in underwriting and economic conditions.
Poor	D
Assigned to insurance companies that have a poor ability to meet their ongoing insurance obligations. Financial strength is extremely vulnerable to adverse changes in underwriting and economic conditions.

E
Status assigned to insurance companies that are publicly placed under a significant form of regulatory supervision, control, or constraint – including ceases and desist orders, conservatorship or rehabilitation, but not liquidation – that prevents conduct of normal ongoing insurance operations; an impaired insurer.

	F		Status assigned to insurance companies that are publicly placed in liquidation by a court of law or by a forced liquidation; an impaired insurer.
Source: A.M. Best Company, Inc.

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III.   COMPARISONS WITH PUBLICLY TRADED COMPANIES
General Overview
The comparative market approach provides a sound basis for determining estimates of going-concern valuations where a regular and active market exists for the stocks of peer institutions. The comparative market approach was utilized in determining the estimated pro forma market value of PIPE because: (i) reliable market and financial data are readily available for comparable companies, and (ii) the comparative market or guideline company method has been widely accepted as a valuation approach by the applicable regulatory authorities. Moreover, a generally employed valuation method in initial public offerings (“IPOs”), where possible, is the comparative market approach, which also can be relied upon to determine pro forma market value in an insurance company stock conversion transaction. We considered other valuation approaches such as the asset-based valuation and income capitalization methods. However, we determined that because PIPE is a going-concern insurance company with highly variable earnings results and the fact that the Valuation Range will be utilized pursuant to a stock conversion offering structure, the comparative market approach is the preferred valuation method for this purpose.
The comparative market approach derives valuation benchmarks from the trading patterns of selected peer companies that, due to certain factors such as financial performance and operating strategies, enable the appraiser to estimate the potential value of the subject company in a mutual-to-stock conversion offering. In Chapter III, our valuation analysis focuses on the selection and comparison of PIPE with a comparable group of publicly traded insurance companies (the “Comparative Group”). Chapter IV will detail any additional discounts or premiums that we believe are appropriate to PIPE’s pro forma market value.

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Selection Criteria
Selected market price and financial performance data for insurance companies listed on the New York and NYSE American Stock Exchanges or traded on the NASDAQ Stock Market are shown in Exhibit IV as compiled from data obtained through the SNL Financial LC (“SNL Financial”) platform as managed by S&P Global Market Intelligence, a leading provider of financial and market data focused on financial services industries, including banks and insurance companies. SNL Financial differentiates the insurance underwriting industry into six market segments: (i) life and health, (ii) managed care, (iii) mortgage and financial guaranty, (iv) multiline, (v) property and casualty, and (vi) title. For purposes of this selection screening, we focused primarily on publicly traded companies in the P&C and multiline segments (“Public P&C/Multiline Group”). Several criteria, discussed below, were used to select the members of the Comparative Group from the overall universe of publicly traded insurance companies.

•
Operating characteristics – A company’s operating characteristics are the most important factors because they affect investors’ expected rates of return on a company’s stock under various business and economic scenarios, and they influence the market’s general perception of the quality and attractiveness of a given company. Operating characteristics, which may vary in importance during the business cycle, include financial variables such as profitability, capitalization, growth, risk exposure, liquidity, and other factors such as lines of business and management strategies.

•
Degree of marketability and liquidity – Marketability of a stock reflects the relative ease and promptness with which a security may be sold when desired, at a representative current price, without material concession in price merely because of the necessity of sale. Marketability also connotes the existence of buying interest as well as selling interest and is usually indicated by trading volumes and the spread between the bid and asked price for a security. Liquidity of the stock issue refers to the organized market exchange process whereby the security can be converted into cash. We attempted to limit our selection to companies that have access to a regular trading market or price quotations. We eliminated from the selection process companies with market prices that were materially influenced by publicly announced or widely rumored acquisitions.

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In determining the Comparative Group composition, we focused primarily on PIPE’s capital base, asset size, market segment, and product lines. Attempting to concentrate on PIPE’s financial characteristics and expand the Comparative Group to obtain a meaningful cluster of companies, we broadened the capital base and asset size criteria to encompass a statistically significant number of companies. In addition, due to the ongoing consolidation activity within the insurance industry, we sought to include a sufficient number of companies in the event that one or several members of the Comparative Group are subsequently subject to acquisition as we update this Appraisal prior to completion of PIPE’s Conversion.
Of the 55 companies composing the Public P&C/Multiline Group, there were only five companies with total assets less than $200 million and zero companies with assets less than $100 million or definitively comparable to PIPE’s asset size of $26.6 million. The median asset size of the Public P&C/Multiline Group was $3.8 billion and the average asset size was even larger at $42.5 billion, skewed by behemoth companies such as Berkshire Hathaway (total assets of $702.1 billion) and American International Group (total assets of $498.3 billion). We applied the following selection criteria and focused principally on companies concentrated in the lower quartile of the Public P&C/Multiline Group based on total assets or total equity:

•
Publicly traded – stock-form insurance company whose common shares are traded on a national securities exchange, specifically the New York Stock Exchange, NYSE American Stock Exchange, or NASDAQ Stock Market.

•	Market segment – primary focus on business market segments in the P&C insurance industry, with additional consideration accorded to the multiline insurance sector.

•	Current financial data – publicly reported financial data available on a GAAP basis as of and for the last twelve months (“LTM”) ended December 31, 2017.

•	Capital base – total equity less than $500 million.

•	Asset size – total assets less than $1.5 billion.

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•	Market capitalization – total market value less than $350 million.

•	Insurance product lines – companies providing specialty lines of coverage, particularly including medical malpractice, were granted additional consideration for inclusion.
As a result of applying the above criteria, the screening process produced a reliable representation of publicly traded insurance companies for valuation purposes. Eleven companies met all of the criteria outlined above. Sixteen companies met the asset size and capital base criteria. We included in the Comparative Group four of the five Public P&C/Multiline Group companies with assets under $200 million. Trupanion, Inc. (“Trupanion”) had total assets of $105.9 million and a market capitalization exceeding $800 million. Trupanion (Seattle, Washington) provides medical insurance plans for cats and dogs, and was not included in the Comparative Group.
Within the collection of eleven companies from the Public P&C/Multiline Group reporting assets between $200 million and $1.5 billion and total equity less than $500 million, we selected eight for inclusion in the Comparative Group. The three companies not selected for the Comparative Group from this segment were Kinsale Capital Group, Inc. (“Kinsale”), Universal Insurance Holdings, Inc. (“Universal”), and NI Holdings, Inc. (“NI Holdings”). Each of these three companies had a market capitalization exceeding the $350 million threshold, with Kinsale and Universal individually exhibiting total market values over $1 billion.
Kinsale (Richmond, Virginia) focuses exclusively on the excess and surplus lines market and writes coverages for hard-to-place small business risks and personal lines risks. Universal (Fort Lauderdale, Florida) is the largest personal residential homeowners insurance company in Florida based on direct written premium in-force. NI Holdings (Fargo, North Dakota) is the parent of Nodak Insurance Company, which specializes in the offering of multi-peril crop and crop hail insurance

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along with providing homeowners, farmowners, and private passenger automobile coverages. NI Holdings completed a partial stock conversion offering in March 2017 under the mutual holding company structure. As of year-end 2017, a majority (approximately 56.6%) of the outstanding common stock of NI Holdings was held by the mutual holding company and not traded on the open market.
A general operating summary of the eleven companies selected for the Comparative Group is presented in Table 4. In focusing on smaller publicly traded companies, the Comparative Group includes eight companies with total assets less than $500 million and six altogether with total assets below $300 million (1347 Property Insurance Holdings, Conifer Holdings, ICC Holdings, Kingstone Companies, National Security Group, and Unico American Corporation). Several members of the Comparative Group completed an IPO in recent years. ICC Holdings completed its IPO in March 2017, Conifer Holdings completed its IPO in August 2015, and 1347 Property Insurance Holdings completed its IPO in March 2014.
The overall geographic mix of the companies in the Comparative Group reflects a wide distribution. One company is located in the Mid-Atlantic region with four based in the Southeast, four headquartered in the Midwest, one in the Southwest, and one from the West. Similar to PIPE, a large portion of the premium volume of most companies in the Comparative Group is concentrated within a limited number of states. While no single company constitutes a perfect comparable and differences inevitably exist between PIPE and the individual companies, we believe that the chosen Comparative Group on the whole provides a meaningful basis of financial comparison for valuation purposes. Summary operating profiles of the publicly traded insurance companies selected for the Comparative Group are presented in the next section beginning on pages 36 to 43.

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Table 4
General Operating Summary of the Comparative Group
As of December 31, 2017

Company	State	Ticker	Exchange	IPO Date	Total Assets ($mil.)	Total Equity ($mil.)	Total Equity/ Assets (%)

Physicians' Ins. Program Exchange	PA	NA	NA	NA	26.6	12.3	46.03

Comparative Group Median	NA	NA	NA	NA	254.5	90.6	32.52
Comparative Group Mean	NA	NA	NA	NA	486.9	133.4	31.71

Comparative Group
1347 Property Insurance Holdings	FL	PIH	NASDAQ	03/31/14	114.4	46.8	40.90
Atlantic American Corporation	GA	AAME	NASDAQ	NA	343.2	113.0	32.92
Atlas Financial Holdings, Inc.	IL	AFH	NASDAQ	03/18/10	482.5	90.6	18.79
Baldwin & Lyons, Inc.	IN	BWIN.B	NASDAQ	NA	1,357.0	418.8	30.86
Conifer Holdings, Inc.	MI	CNFR	NASDAQ	08/12/15	239.0	52.8	22.10
Federated National Holding Co.	FL	FNHC	NASDAQ	11/05/98	904.9	227.5	25.14
Hallmark Financial Services, Inc.	TX	HALL	NASDAQ	NA	1,231.1	251.1	20.40
ICC Holdings, Inc.	IL	ICCH	NASDAQ	NA	152.3	64.1	42.08
Kingstone Companies, Inc.	NY	KINS	NASDAQ	NA	254.5	94.6	37.16
National Security Group, Inc.	AL	NSEC	NASDAQ	NA	146.4	47.6	32.52
Unico American Corporation	CA	UNAM	NASDAQ	NA	130.3	59.9	46.01

Source:  PIPE, S&P Global Market Intelligence

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Summary Profiles of the Comparative Group Companies
1347 Property Insurance Holdings, Inc. (NASDAQ: PIH) – Tampa, Florida
1347 Property Insurance Holdings, Inc. (“1347 Property”) was incorporated in October 2012 and holds all of the capital stock of Maison Insurance Company (“Maison”), Maison Managers Inc. (“MMI”), and ClaimCor, LLC (“ClaimCor”). 1347 Property completed an IPO of its common stock in March 2014. Prior to March 2014, 1347 Property was a wholly owned subsidiary of Kingsway America Inc. Through Maison, 1347 Property provides property and casualty insurance to individuals in Louisiana and Texas. Maison’s insurance product offerings currently include homeowners insurance, manufactured home insurance, and dwelling fire insurance. Maison writes both full peril property policies as well as wind/hail only exposures. Maison distributes its policies through independent insurance agents. MMI serves as 1347 Property’s management services subsidiary, known as a managing general agency. MMI is responsible for marketing programs and other management services. 1347 Property plans, either organically or through acquisition, to expand into other coastal states that fit its selection criteria and when timing is appropriate. It intends to focus on those areas where industry leaders are seeking to decrease coastal risk exposure and locations where its management has experience in managing wind-risk and independent and captive agent contacts. 1347 Property seeks to take advantage of market opportunities within Louisiana presented by the planned shrinkage of a state-run program that operates as an insurer of last resort. In January 2015, 1347 completed the acquisition of ClaimCor, a Florida based company that provides claims and underwriting technical solutions to Maison. In December 2017, Maison entered the Florida market via the assumption of certain personal lines policies. In 2017, 1347 Property’s gross premiums written were distributed among the states of Louisiana (67.9%), Texas (24.3%), and Florida (7.8%). 1347 Property is not currently rated by A.M. Best. As of December 31, 2017, 1347 Property had total assets of $114.4 million, total policy reserves of $53.0 million, total equity of $48.4 million, LTM total revenue of $38.1 million, and LTM net income of $294,000.
Atlantic American Corporation (NASDAQ: AAME) – Atlanta, Georgia
Atlantic American Corporation (“Atlantic American”) is a holding company that operates through its subsidiaries in well-defined specialty markets within the life and health and property and casualty insurance industries. Its principal operating subsidiaries are American Southern Insurance Company and American Safety Insurance Company (together known as “American Southern”) within the property and casualty insurance industry and Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company (together known as “Bankers Fidelity”) within the life and health insurance industry. American Southern’s primary product lines include business automobile insurance, general liability insurance, property insurance, and surety bonds. American Southern provides tailored business automobile insurance coverage, on a multi-year contract basis, to state governments, local municipalities and other large motor pools and fleets that can be specifically rated and underwritten. Bankers Fidelity offers a variety of life and supplemental health products with a focus on the senior markets. Products offered by Bankers Fidelity include ordinary and term life insurance, Medicare supplement, and other accident and health insurance products. Bankers Fidelity markets its policies through three distribution channels all of which utilize commissioned, independent agents. The three channels utilized include traditional independent agents, broker-agents typically interested in a specific product of Bankers Fidelity, and special

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market agents who promote workplace, association and/or branded products. In March 2018, A.M. Best affirmed the current financial strength rating of A (Excellent) for American Southern and rating of A- (Excellent) for Bankers Fidelity, both with a stable ratings outlook. As of December 31, 2017, Atlantic American had total assets of $343.2 million, total policy reserves of $173.6 million, total equity of $113.0 million, LTM total revenue of $181.1 million, and LTM net income of $4.5 million.
Atlas Financial Holdings, Inc. (NASDAQ: AFH) – Schaumburg, Illinois
Atlas Financial Holdings, Inc. (“Atlas Financial”) is a financial services holding company whose subsidiaries specialized in the underwriting of commercial automobile insurance policies, focusing on the “light” commercial automobile sector. This sector includes taxicabs, non-emergency paratransit (special transportation services for people with disabilities), limousine, livery, and business automobiles. The insurance operations of Atlas Financial are carried out through its subsidiaries: American Country Insurance Company (“American Country”), American Service Insurance Company, Inc. (“American Service”), Gateway Insurance Company (“Gateway”), and Global Liberty Insurance Company of New York (“Global Liberty”). These subsidiaries distribute their insurance products through a network of retail independent agents. The core products of Atlas Financial are actively distributed in 42 states plus the District of Columbia. The subsidiaries share common management and operating infrastructure. Atlas Financial’s primary target market is made up of small to mid-size taxicab, limousine, other livery and non-emergency paratransit operators. The “light” commercial automobile policies that Atlas Financial underwrites provide coverage for lightweight commercial vehicles typically with the minimum limits prescribed by statute, municipal, or other regulatory requirements. The majority of Atlas Financial’s policyholders are individual owners or small fleet operators. The principal geographic composition of gross premiums written by Atlas Financial in 2017 was distributed as follows: 36.0% in New York, 15.3% in California, 5.7% in Illinois, 4.0% in New Jersey, 3.2% in Virginia, and 3.1% in Texas. In September 2017, A.M. Best affirmed the current financial strength ratings of B (Fair) for American Country, American Service, and Gateway and B+ (Good) for Global Liberty. In March 2018, A.M. Best announced that it had placed under review with negative implications the financial strength ratings of American County, American Service, Gateway, and Global Liberty. The ratings actions followed the March 2018 announcement by Atlas Financial that it took a significant reserve strengthening charge in the fourth quarter of 2017 in its insurance operations, primarily related to Michigan-related claims and non-New York Global Liberty business written prior to 2016. As of December 31, 2017, Atlas Financial had total assets of $482.5 million, total policy reserves of $339.7 million, total equity of $90.6 million, LTM total revenue of $222.0 million, and LTM net loss of -$38.8 million.
Baldwin & Lyons, Inc. (NASDAQ: BWINB) – Carmel, Indiana
Through its subsidiaries, Baldwin & Lyons, Inc. (“Baldwin & Lyons”) engages in marketing and underwriting property, liability, and workers compensation coverage for trucking and public transportation fleets, as well as coverage for trucking industry independent contractors. Subsidiaries of Baldwin & Lyons include Protective Insurance Company (“Protective”), Protective Specialty Insurance Company (“Protective Specialty”), and Sagamore Insurance Company (“Sagamore”). Baldwin & Lyons provides coverage for larger companies in the motor carrier industry that retain substantial amounts of self-insurance, for independent contractors utilized by trucking companies, for medium-sized and small trucking companies on a first dollar or deductible basis, and for public

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livery concerns, principally covering fleets of commercial buses and taxicabs. Large fleet trucking products are marketed both directly to fleet transportation clients and also through relationships with non-affiliated brokers and specialized agents. Products for small and intermediate fleets and independent contractors are marketed through relationships with non-affiliated brokers and specialized agents. In some cases, Baldwin & Lyons provides customized product offerings to specific markets through partnerships with brokers or program administrators. In most cases, its fleet transportation policies are written on an “occurrence” basis (liable for claims that occurred when the policy was in place with an insured, regardless of when those claims are reported to the insurer). The principal types of fleet transportation insurance marketed by Baldwin & Lyons are: (i) commercial motor vehicle liability, physical damage, and general liability insurance; (ii) workers compensation insurance; (iii) specialized accident (medical and indemnity) insurance for independent contractors in the trucking industry; (iv) non-trucking motor vehicle liability insurance for independent contractors; (v) fidelity and surety bonds; and (vi) inland marine insurance consisting principally of cargo insurance. The capital structure of Baldwin & Lyons includes Class A common shares (17.5% of total outstanding) and Class B common shares (82.5% of total outstanding). The Class A and Class B shares have identical rights and privileges except that Class B shares have no voting rights other than on matters for which Indiana law requires class voting. In June 2017, A.M. Best affirmed the current financial strength ratings of A+ (Superior) for Protective and Sagamore and A (Excellent) for Protective Specialty with each of these ratings accorded a stable outlook. As of December 31, 2017, Baldwin & Lyons had total assets of $1.4 billion, total policy reserves of $733.4 million, total equity of $418.8 million, LTM total revenue of $371.2 million, and LTM net income of $18.3 million.
Conifer Holdings, Inc. (NASDAQ: CNFR) – Birmingham, Michigan
Conifer Holdings, Inc. (“Conifer Holdings”) is an insurance holding company formed in 2009, whose insurance subsidiaries offer coverage in both specialty commercial and specialty personal product lines. Conifer Holdings completed an IPO of its common stock in August 2015. Its principal insurance subsidiaries include Conifer Insurance Company (“CIC”) and White Pine Insurance Company (“WPIC”). Conifer Holdings is licensed to write insurance in 42 states and offers it insurance products in all 50 states. In its commercial lines business, Conifer Holdings aims to serve the unique insurance needs of owner-operated business in the following markets: hospitality, such as restaurants, bars, taverns, and bowling centers (that require, among other lines, liquor liability insurance), as well as small grocery and convenience stores; artisan contractors, such as plumbers, painters, carpenters, electricians, and other independent contractors; and security service providers, such as companies that provide security guard services, security alarm products and services, and private investigative services. In its personal lines business, Conifer Holdings seeks to provide specialty homeowners insurance products to targeted customers that are often underserved by other carriers, including the following: low-value dwelling insurance tailored for owners of lower valued homes, which Conifer Holdings currently offers in Illinois, Indiana, Louisiana and Texas; and wind-exposed catastrophe coverage, including hurricane and wind coverage, to underserved homeowners in Hawaii, Texas, and Florida. Based on gross premiums written in 2017, commercial lines accounted for 80.6% and personal lines contributed 19.4%. The top five states for generation of gross premiums written were Florida (23.1%), Michigan (18.5%), Texas (11.3%), Pennsylvania (7.85%), and Hawaii (4.2%). In December 2017, A.M. Best assigned current financial strength ratings of B++ (Good) with a negative outlook to CIC and B+ (Good) with a stable outlook for

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WPIC. Conifer Holdings incurred a net operating loss in 2017 mainly due to adverse development on prior-year reserves, the cost of an adverse development cover reinsurance agreement, and losses from hurricanes Irma and Harvey. As of December 31, 2017, Conifer Holdings had total assets of $239.0 million, total policy reserves of $145.6 million, total equity of $52.8 million, LTM total revenue of $96.8 million, and LTM net loss of -21.5 million.
Federated National Holding Company (NASDAQ: FNHC) – Sunrise, Florida
Federated National Holding Company (“Federated National”) is an insurance holding company that engages in the insurance underwriting, distribution and claims processes through its subsidiaries and contractual relationships with its independent agents and general agents. Federated National is authorized to underwrite, and/or place through its wholly owned subsidiaries, homeowners multi-peril, personal automobile, commercial general liability, federal flood, and various other lines of insurance in Florida and various other states. Federated National markets and distributes its own and third-party insurers’ products and its other services through a network of independent and general agents. Its principal insurance subsidiaries are Federated National Insurance Company (“FNIC”) and Monarch National Insurance Company (“MNIC”). Through contractual relationships with a network of independent agents, FNIC is authorized to underwrite homeowners, commercial general liability, fire, allied lines, and personal and commercial automobile insurance in Florida. FNIC is licensed as an admitted carrier in Alabama, Louisiana, Georgia, South Carolina, and Texas and underwrites homeowners and commercial general liability insurance in those states, and personal automobile insurance in Alabama, Georgia and Texas. MNIC underwrites homeowners insurance in Florida. During 2017, approximately 89.0%, 7.2%, 2.0%, and 1.8% of the premiums that Federated National underwrote were for homeowners, personal automobile, federal flood, and commercial general liability, respectively. In December 2017, Federated National announced the decision to undergo an orderly withdrawal from the nonstandard personal automobile insurance line of business and expects to materially cease by the end of 2018. Similarly, in March 2018, Federated National announced its decision to withdraw from the commercial general liability line of business. FNIC is not currently rated by A.M. Best. As of December 31, 2017, Federated National had total assets of $904.91 million, total policy reserves of $524.9 million, total equity of $227.5 million, LTM total revenue of $391.7 million, and LTM net income of $5.3 million.
Hallmark Financial Services, Inc. (NASDAQ: HALL) – Fort Worth, Texas
Hallmark Financial Services, Inc. (“Hallmark Financial”) is a diversified property and casualty insurance group that serves businesses and individuals in specialty and niche markets. Hallmark Financial offers standard commercial insurance, specialty commercial insurance, and personal insurance in selected market subcategories that are characteristically low-severity and predominately short-tailed risks. Hallmark Financial focuses on marketing, distributing, underwriting, and servicing property and casualty insurance products that require specialized underwriting expertise or market knowledge. The insurance policies produced by Hallmark Financial are written by its six insurance company subsidiaries as well as unaffiliated insurers. The standard commercial P&C business unit primarily offers industry-specific commercial insurance products. The contract binding operating unit offers commercial insurance products in the excess and surplus lines market. The specialty commercial operating unit offers (i) general aviation and

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satellite launch insurance products and services, (ii) low and middle market commercial umbrella and primary/excess liability insurance, (iii) medical professional liability insurance products and services, (iv) financial professional liability insurance products and services, and (v) primary/excess commercial property coverages for both catastrophe and non-catastrophe exposures. The specialty personal lines business unit focuses on non-standard personal automobile and renters insurance products and services. The workers compensation business unit specializes in small and middle-market workers compensation business, but has ceased marketing or retaining any risk on new or renewal policies. Hallmark Financial’s business is geographically concentrated in the South Central and Northwest regions of the United States, except for its general aviation business, which is written on a national basis. For the year ended December 31, 2017, five states accounted for approximately 56% of the gross premiums written by Hallmark Financial: 39.5% in Texas, 6.1% in California, 4.1% in Arizona, 3.5% in Oklahoma, and 3.2% in Oregon. Hallmark Financial’s insurance company subsidiaries are American Hallmark Insurance Company of Texas, Hallmark Insurance Company, Hallmark Specialty Insurance Company, Hallmark County Mutual Insurance Company, Hallmark National Insurance Company, and Texas Builders Insurance Company. In August 2017, A.M. affirmed the financial strength rating of A- (Excellent) with a stable outlook for the Hallmark Financial group of five insurance company subsidiaries. As of December 31, 2017, Hallmark Financial had total assets of $1.2 billion, total policy reserves of $803.7 million, total equity of $251.1 million, LTM total revenue of $385.5 million, and LTM net loss of -$11.6 million.
ICC Holdings, Inc. (NASDAQ: ICCH) – Rock Island, Illinois
ICC Holdings, Inc. (“ICC Holdings”) is a specialty insurance carrier primarily underwriting commercial multi-peril, liquor liability, workers compensation, and umbrella liability coverages for the food and beverage industry through its subsidiary insurance company, Illinois Casualty Company (“Illinois Casualty”). ICC Holdings was organized to function as the publicly traded holding company in connection with the mutual-to-stock conversion of Illinois Casualty and concurrent IPO in March 2017. Illinois Casualty writes business in Colorado, Illinois, Indiana, Iowa, Kansas, Minnesota, Missouri, Ohio, and Wisconsin and markets through independent agents. During 2017, ICC Holdings had $53.7 million in direct written premiums. Approximately 33.7% and 36.9% of the premium volume was written in Illinois for the years ended December 31, 2017 and 2016, respectively. ICC Holdings primarily markets its products through a network of approximately 160 independent agents in the states it serves. These agencies access multiple insurance companies and are typically established businesses in the communities in which they operate. ICC Holdings views these agents as its primary customers because they are in a position to recommend either Illinois Casualty’s insurance products or those of a competitor to their customers. Illinois Casualty was founded as an inter-insurance exchange in 1950 based upon the recognition that establishments serving alcohol require unique insurance protection. Beginning in 1998, it expanded the scope of product offerings beyond liquor liability to include property, general liability, and umbrella. Workers compensation coverage was added in 2007. The primary goal of ICC Holdings is to meet the full range of business insurance needs of its clients in the food and beverage industry. Its long-term growth plan also involves expanding geographically into states where it believes current insurance laws provide an attractive market within the niche for its existing products and services. ICC Holdings expanded into the states of Colorado and Kansas during 2017 and became licensed in the states of Oregon and Pennsylvania during 2017. Current state expansion plans for ICC Holdings include writing premium in Michigan during the first quarter of 2018. In March 2017, A.M. Best

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affirmed a B++ (Good) financial strength rating for Illinois Casualty with a stable outlook. As of December 31, 2017, ICC Holdings had total assets of $152.3 million, total policy reserves of $77.6 million, total equity of $64.1 million, LTM total revenue of $48.2 million, and LTM net income of $708,000.
Kingstone Companies, Inc. (NASDAQ: KINS) – Kingston, New York
Kingstone Companies, Inc. (“Kingstone”) offers property and casualty insurance products to individuals and small businesses through its wholly owned subsidiary, Kingstone Insurance Company (“KICO”). KICO’s insureds are located primarily in downstate New York, consisting of New York City, Long Island, and Westchester County. KICO is also licensed in the New Jersey, Connecticut, Pennsylvania, Rhode Island, Massachusetts, and Texas. KICO currently offer its property and casualty insurance products in New York, New Jersey, Rhode Island, and Pennsylvania. KICO anticipates to start writing business in Massachusetts in 2018. Although New Jersey and Rhode Island are now growing expansion markets for KICO, approximately 98.5% of KICO’s direct written premiums for the year ended December 31, 2017 were written in the State of New York. KICO writes business exclusively through independent retail and wholesale agents and brokers, and its largest line of business is personal lines, consisting of homeowners, dwelling fire, 3-4 family dwelling package, condominium, renters, mechanical breakdown, service line, and personal umbrella policies. Commercial liability is another product line through the offering of businessowners policies that consist primarily of small business retail, service, and office risks without a residential exposure. KICO also writes artisans liability policies for small independent contractors with seven or fewer employees. Livery physical damage represents a third product line as KICO provides for-hire vehicle physical damage only policies for livery and service car vehicles and taxicabs, primarily based in New York City. Personal lines, commercial liability, and livery physical damage policies accounted for 78.9%, 12.0%, and 8.8%, respectively, of gross written premiums for the year ended December 31, 2017. KICO generates business through its relationships with over 400 independent producers. It aims to carefully select producers by evaluating numerous factors such as their need for KICO’s products, premium production potential, loss history with other insurance companies that they represent, product and market knowledge, and the size of the agency. KICO only distributes through independent agents and has never sought to distribute its products directly to the consumer. In April 2017, A.M. Best upgraded KICO’s financial strength rating to A- (Excellent) with the rating outlook remaining stable. As of December 31, 2017, Kingstone had total assets of $254.5 million, total policy reserves of $115.9 million, total equity of $94.6 million, LTM total revenue of $92.8 million, and LTM net income of $10.0 million.
National Security Group, Inc. (NASDAQ: NSEC) – Elba, Alabama
National Security Group, Inc. (“National Security”) is an insurance holding company that, through its property and casualty subsidiaries, primarily writes personal lines coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance in ten states. National Security’s property and casualty insurance business is conducted through National Security Fire & Casualty Company (“NSFC”) and Omega One Insurance Company (“Omega”). NSFC is licensed to write property and casualty insurance in Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, Oklahoma, South Carolina, Tennessee and West Virginia, and operates on a surplus lines basis in the state of Louisiana. Omega is licensed to write insurance in Alabama and Louisiana.

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Through its life insurance subsidiary, National Security Insurance Company (“NSIC”), National Security offers a basic line of life and health and accident insurance products in seven states: Alabama, Florida, Georgia, Mississippi, South Carolina, Tennessee, and Texas. Property and casualty insurance is the most significant segment accounting for 90.6% of direct premiums written by National Security in 2017. Dwelling fire and homeowners, collectively referred to as the dwelling property line of business, is the largest segment of property and casualty operations composing 96.5% of total property and casualty premium revenue in 2017. National Security utilizes a niche strategy focusing on lower valued dwellings and older homes that can be difficult to insure in the standard insurance market. National Security ranks in the top 25 dwelling property insurance carriers in its two largest states, Alabama and Mississippi. However, due to the large concentration of business among the top five carriers, its market share in each of these states is less than 3%. NSFC and Omega products are marketed through a network of independent agents and brokers, who are independent contractors and generally maintain relationships with one or more competing insurance companies. In March 2017, A.M. Best revised the outlook to stable from negative and affirmed the financial strength rating of B++ (Good) for NSFC. In addition, A.M. Best affirmed the financial strength ratings of B+ (Good) for Omega and NSIC. The outlook for these ratings remained stable. As of December 31, 2017, National Security had total assets of $146.4 million, total policy reserves of $76.7 million, total equity of $47.6 million, LTM total revenue of $65.6 million, and LTM net loss of -$1.2 million.
Unico American Corporation (NASDAQ: UNAM) – Calabasas, California
Unico American Corporation (“Unico American”) is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty, and health insurance through its agency subsidiaries; and provides insurance premium financing and membership association services through its other subsidiaries. The insurance company operation is conducted through Crusader Insurance Company (“Crusader”), which is a multiple line P&C insurance company that began transacting business on January 1, 1985. From 2004 until June 2014, all of Crusader’s business was written in the state of California. Crusader is licensed as an admitted insurance carrier in the states of California, Arizona, Nevada, Oregon, and Washington. Crusader’s business remains concentrated in California (99.7% of gross premiums written in 2017). Crusader underwrites four lines of business: (i) commercial multi-peril, (ii) liability other than automobile and products, (iii) fire, and (iv) allied lines. During the year ended December 31, 2017, commercial multi-peril policies comprised approximately 99% of Crusader’s direct written premium, respectively. Commercial multi-peril policies include both property and liability coverages. Commercial property coverage insures against loss or damage to buildings, inventory and equipment from natural disasters, including hurricanes, windstorms, hail, water, explosions, severe winter weather, and other events such as theft and vandalism, fires, storms, and financial loss due to business interruption resulting from covered property damage. However, Crusader does not write earthquake coverage. Commercial liability coverage insures against third party liability from accidents occurring on the insured’s premises or arising out of its operation. In addition to commercial multi-peril policies, Crusader also writes separate policies to insure commercial property and commercial liability risks on a monoline basis which provides either commercial property or commercial liability coverage, but not both. Crusader sells its insurance policies through Unifax Insurance Systems, Inc., a subidiary of Unico and exclusive general agent. All policies are produced by a network of brokers and retail agents. Crusader believes that it can

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grow its sales and profitability by focusing upon four areas of its operations: (i) product development, (ii) improved service to highly-specialized retail brokers, (iii) appointment of highly-specialized independent retail agents, and (iv) use of alternative marketing channels. Crusader continues working to improve its use of technology, particularly in areas of internet commerce and in its policy administration system. In December 2017, A.M. Best affirmed the financial strength rating of A- (Excellent) for Crusader and revised the rating outlook to negative from stable. Unico American sustained a net loss for the year ended December 31, 2017 due primarily to the adverse development of insured events of prior years during 2017, mainly on long-tail claims in accident years 2016, 2015, and 2014. As of December 31, 2017, Unico American had total assets of $130.3 million, total policy reserves of $67.8 million, total equity of $59.9 million, LTM total revenue of $36.8 million, and LTM net loss of -$8.7 million.
Recent Financial Comparisons
Table 5 summarizes certain key financial comparisons between PIPE and the Comparative Group. Financial data for PIPE, the Comparative Group, and the Public P&C/ Multiline Group are shown as of or for the LTM ended December 31, 2017. The Public P&C/ Multiline Group includes all the companies presented in Exhibit IV.
PIPE’s total assets of $26.6 million as of December 31, 2017 measured below the Comparative Group median and mean of $254.5 million and $486.9 million, respectively. There are four companies in the Comparative Group with total assets less than $200 million. Overall, the Comparative Group includes eight companies with total assets less than $500 million, one company with assets between $500 million and $1 billion, and three companies with assets between $1 billion and $1.5 billion. The median asset size of the Public P&C/Multiline Group was much larger at $3.8 billion based on the latest financial data as of December 31, 2017.
PIPE’s total equity of $12.3 million as of December 31, 2017 measured below the Comparative Group median and mean of $145.6 million and $282.9 million, respectively. There are two companies in the Comparative Group with total equity less than $50 million. Overall, the Comparative Group includes seven companies with total equity less than $100 million, three

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companies with equity of $100 million to $300 million, and one company with equity between $300 million and $500 million. The median equity level of the Public P&C/Multiline Group was much larger at $1.9 billion based on financial data as of December 31, 2017.
The P&C insurance industry is a highly competitive business in the areas of price, coverage, and service. The P&C industry includes insurers ranging from large companies offering a wide variety of products worldwide to smaller, specialized companies in a single state or region offering only a single product. Smaller insurance companies may find themselves competing with many insurance companies of substantially greater financial resources, more advanced technology, larger volumes of business, more diversified insurance coverage, broader ranges of projects, and higher ratings. Competition centers not only on the sale of products to customers, but also on the recruitment and retention of qualified agents and producers. Large national insurers may have certain competitive advantages over smaller regional companies, including increased name recognition, increased loyalty of their customer base, greater efficiencies and economies of scale, and reduced policy acquisition costs.
PIPE’s ratio of total policy reserves to total equity measured 0.96x, evidencing its decreased utilization of underwriting leverage. The Comparative Group median and mean ratios of policy reserves to equity were 1.61x and 1.96x, respectively. 1347 Property, Unico American, and ICC Holdings, displayed relatively low ratios at 1.13x, 1.13x, and 1.21x, respectively. Correspondingly, these companies also exhibited higher equity capital ratios versus the other Comparative Group companies at 40.90%, 46.01%, and 42.08% of total assets, respectively, moderately below PIPE’s equity capital ratio of 46.03%. PIPE’s equity capital ratio was higher than the median and mean of the overall Comparative Group and the Public P&C/Multiline Group aggregate. The Comparative Group median and mean equity ratios were 32.52% and 31.71%, respectively, while the Public

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P&C/Multiline Group median and mean equity ratios were much lower at 25.26% and 28.43%, respectively.
PIPE’s ratio of cash and investments to total assets was 93.9% as of December 31, 2017, and was positioned above the Comparative Group median and mean ratios of 70.9% and 68.7%, respectively. PIPE’s higher concentration of invested assets reflected comparatively lower levels of reinsurance recoverable, premiums receivable, and deferred policy acquisition costs. PIPE’s premium revenue levels and reinsurance activity declined markedly over the past five years.

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Table 5
Comparative Financial Condition Data
PIPE and the Comparative Group
As of or for the Last Twelve Months Ended December 31, 2017

Company	Total Assets ($mil.)	Total Policy Resrvs. ($mil.)	Total Equity ($mil.)	LTM Asset Growth (%)	Policy Resrvs/ Equity (x)	Cash & Invest./Assets (%)	Total Equity/ Assets (%)	Tang Equity/ Assets (%)

Physicians' Ins. Program Exchange	26.6	11.8	12.3	(4.15)	0.96	93.89	46.03	46.03

Comparative Group Median	254.5	145.6	90.6	13.91	1.61	70.92	32.52	32.42
Comparative Group Mean	486.9	282.9	133.4	15.20	1.96	68.74	31.71	31.16

Public P&C/Multiline Group Median	3,840.1	1,867.4	973.4	6.85	2.12	71.19	25.26	23.57
Public P&C/Multiline Group Mean	42,539.1	17,550.5	11,144.3	11.27	2.42	67.35	28.43	26.72

Comparative Group
1347 Property Insurance Holdings	114.4	53.0	46.8	25.96	1.13	68.83	40.90	40.90
Atlantic American Corporation	343.2	173.6	113.0	7.73	1.54	79.26	32.92	32.42
Atlas Financial Holdings, Inc.	482.5	339.7	90.6	13.91	3.75	50.46	18.79	17.61
Baldwin & Lyons, Inc.	1,357.0	733.4	418.8	17.58	1.75	64.22	30.86	30.70
Conifer Holdings, Inc.	239.0	145.6	52.8	17.34	2.76	70.92	22.10	21.78
Federated National Holding Co.	904.9	524.9	227.5	10.97	2.31	58.60	25.14	25.14
Hallmark Financial Services, Inc.	1,231.1	803.7	251.1	5.91	3.20	59.21	20.40	16.69
ICC Holdings, Inc.	152.3	77.6	64.1	24.70	1.21	73.53	42.08	42.08
Kingstone Companies, Inc.	254.5	115.9	94.6	50.22	1.23	73.67	37.16	36.90
National Security Group, Inc.	146.4	76.7	47.6	(1.44)	1.61	82.88	32.52	32.52
Unico American Corporation	130.3	67.8	59.9	(5.73)	1.13	74.57	46.01	46.01

Source:  PIPE, S&P Global Market Intelligence.
PIPE’s total assets decreased by 4.2% over the LTM period ended December 31, 2017, whereas the Comparative Group reflected positive median and mean asset growth rates of 13.9% and 15.2%, respectively, for the corresponding period. Most members of the Comparative Group experienced moderate asset growth over the past year, while a few reported significant asset increases

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due to public stock offerings (ICC Holdings and Kingstone Companies) and increases in premium revenue (1347 Property, Baldwin & Lyons, and Kingstone Companies). Two companies among the Comparative Group also experienced asset shrinkage similar to PIPE. Both National Security and Unico American sustained decreases in assets and equity during the past year after incurring net losses and reduced premium revenue.
Table 6 compares PIPE with the Comparative Group and Public P&C/Multiline Group based on selected measures of profitability. PIPE’s ROA for the LTM period ended December 31, 2017 was 0.14% and trailed the Comparative Group median ROA of 0.28%. The Public P&C/Multiline Group reported a more favorable median LTM ROA of 1.46%. PIPE’s ROE for the recent LTM period was 0.32% and lagged the Comparative Group median ROE of 0.63%. PIPE’s lower profitability ratios reflected its higher combined ratio, particularly with respect to its much higher expense ratio contributing to PIPE’s overall level of underwriting loss.
Profitability levels among the Comparative Group companies varied widely and were led by Kingstone Companies, Baldwin & Lyons, and Atlantic American with ROA results of 4.75%, 1.47%, and 1.38%, respectively, and ROE results of 13.20%, 4.50%, and 4.18%, respectively. Similar to PIPE, five companies in the Comparative Group reported net losses for the LTM ended December 31, 2017: Atlas Financial, Conifer Holdings, Hallmark Financial, National Security, and Unico American.

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Table 6
Comparative Operating Performance Data
PIPE and the Comparative Group
For the Last Twelve Months Ended December 31, 2017

	Total Revenue ($mil.)	LTM Net Prem. Written/ Avg Eq. (x)	LTM Loss Ratio (%)	LTM Exp. Ratio (%)	LTM Comb. Ratio (%)	LTM Net Income/ Total Revenue (%)	LTM ROA (%)	LTM ROE (%)

Physicians' Ins. Program Exchange	3.7	0.25	57.9	55.8	113.7	1.04	0.14	0.32

Comparative Group Median	96.8	1.29	74.2	34.3	107.9	0.77	0.28	0.63
Comparative Group Mean	175.4	1.21	71.3	36.0	107.3	(4.22)	(1.59)	(5.37)

Public P&C/Multiline Group Median	1,052.7	1.07	68.0	32.3	100.0	4.94	1.46	5.95
Public P&C/Multiline Group Mean	9,664.3	1.11	67.0	33.2	100.2	6.64	1.31	4.53

Comparative Group
1347 Property Insurance Holdings	38.1	1.07	45.2	59.0	104.2	0.77	0.28	0.63
Atlantic American Corporation	181.1	1.50	64.3	30.6	94.9	2.50	1.38	4.18
Atlas Financial Holdings, Inc.	222.0	1.76	94.5	28.0	122.5	(17.48)	(8.57)	(29.57)
Baldwin & Lyons, Inc.	371.2	0.87	75.4	33.0	108.4	4.94	1.47	4.50
Conifer Holdings, Inc.	96.8	1.49	79.2	46.8	126.0	(22.25)	(9.82)	(35.12)
Federated National Holdings Co.	391.7	1.46	74.2	40.4	114.6	1.36	0.58	2.27
Hallmark Financial Services, Inc.	385.5	1.38	79.9	28.0	107.9	(3.00)	(0.96)	(4.37)
ICC Holdings, Inc.	48.2	0.77	65.6	39.2	104.8	1.47	0.48	1.18
Kingstone Companies, Inc.	92.8	1.23	44.2	36.4	80.6	10.76	4.75	13.20
National Security Group, Inc.	65.6	1.29	68.0	34.3	102.3	(1.83)	(0.81)	(2.53)
Unico American Corporation	36.8	0.49	94.0	20.0	114.0	(23.71)	(6.32)	(13.42)

Source:  PIPE, S&P Global Market Intelligence.
PIPE’s combined ratio compared unfavorably to the ratios exhibited by the Comparative Group. PIPE’s combined ratio of 113.7% for the LTM ended December 31, 2017 was higher than

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the Comparative Group median and mean ratios of 107.9% and 107.3%, respectively. PIPE benefited from a lower loss ratio of 53.6%, compared to the Comparative Group median and mean loss ratios of 74.2% and 71.3%. However, declining premium volume at PIPE has contributed to a steady rise in its expense ratio. PIPE’s expense ratio of 55.8% exceeded the Comparative Group mean and mean ratios of 34.3% and 36.0%. Among the Comparative Group companies, only 1347 Property exhibited an expense level as high as PIPE with a corresponding ratio of 59.0%.
PIPE’s profitability level relative to total revenue compared favorably to the levels exhibited by the Comparative Group. PIPE’s 1.04% ratio of net income to total revenue was positioned above the Comparative Group median and mean of 0.77% and -4.22, respectively, but was also inflated by PIPE’s declining level of premium revenue. However, PIPE’s written premium generation relative to average equity lagged the Comparative Group. PIPE reported a ratio of 0.25x of net premiums written to average equity versus the Comparative Group median and mean ratios of 1.29x and 1.21x, respectively. As mentioned earlier, PIPE’s net premiums written have decreased sharply over the past five years. PIPE’s ratio of net premiums written to average equity was lower than all of the individual Comparative Group company ratios.

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IV.   MARKET VALUE ADJUSTMENTS
General Overview
This concluding chapter of the Appraisal identifies certain adjustments to PIPE’s estimated pro forma market value relative to the Comparative Group. The adjustments discussed in this chapter are made from the viewpoints of potential investors, which would include policyholders and other eligible individuals with subscription rights and unrelated parties who might purchase stock in a community or syndicated offering. It is assumed that these potential investors are aware of all relevant and necessary facts as they would pertain to the value of PIPE relative to other publicly traded insurance companies and relative to alternative investments.
Our appraised value is predicated on a continuation of the current operating environment for PIPE and insurance companies in general. Changes in PIPE’s operating performance along with changes in the regional and national economies, the stock market, interest rates, the regulatory environment, and other external factors may occur from time to time, often with great unpredictability, which could impact materially the pro forma market value of PIPE or the trading market values of insurance company stocks in general. Therefore, the Valuation Range provided herein is subject to a more current re-evaluation prior to the actual completion of the Conversion.
In addition to the comparative operating fundamentals discussed in prior chapters, it is important to address additional market value adjustments based on certain financial and other criteria, which include, among other factors:

(1)	Earnings Prospects

(2)	Management

(3)	Liquidity of the Issue

(4)	Subscription Interest

(5)	Stock Market Conditions

(6)	New Issue Discount

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Earnings Prospects
Earnings prospects are dependent upon the ability to grow revenue and control expenses and the effectiveness of managing the combined ratio (ratio of loss and operating expenses to net premiums earned). PIPE’s revenue is generated primarily from net premiums earned, investment income, and net realized investments gains or losses. PIPE’s expenses mainly comprise losses and loss adjustment expenses, policy acquisition costs, and other general and administrative expenses. PIPE’s revenue growth is affected by various factors, including competitive pricing, agent relationships, product strategy, business development, customer service and client retention, reinsurance arrangements, and investment performance. PIPE’s operating efficiency affects the degree to which it can profitably leverage its distribution system and cost infrastructure. Many of the earnings challenges faced by PIPE are systemic to smaller insurers that lack economies of scale, diverse distribution channels, geographic diversity, or enhanced technological resources.
PIPE has experienced a steady decline in direct premiums written over the past five years. The MPL industry is currently operating under soft market conditions both nationally and in Pennsylvania as a result of abundant capacity, with significant competition and pressure on premium rates following several years of overall favorable claims trends. During 2008 through 2014, premium rates declined in PIPE’s core Pennsylvania market, primarily as a result of improved claims frequency, and premium rates have remained relatively level since then. As discussed earlier, PIPE competes with MPL specialty insurers and alternative risk arrangements, as well as other large national P&C insurance companies that write MPL insurance. MPL insurers altogether are navigating very choppy waters due to slumping demand and competitive pricing. These competitors include companies that have substantially greater financial resources and a solid A.M. Best financial strength rating that is lacking by PIPE. Furthermore, PIPE does not have an abundance of capital

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resources to engage in long-term price competition with some of its competitors or support aggressive geographic and product diversification.
PIPE’s recent earnings results surpassed the median and mean earnings results of the Comparative Group. The overall performance of the Comparative Group was impacted by several companies that experienced net losses related to reserve strengthening and changes in lines of business. However, these companies also continued to generate premium growth and implemented strategic initiatives or reinsurance programs expected to enhance near-term profitability. PIPE has suffered tremendously declining underwriting activity and its premium generation has not been supplemented by substantial business development or market expansion. The uncertainties surrounding the ultimate success of PIPE’s initiatives to increase revenue and earnings place PIPE at a disadvantage with regard to the Comparative Group, which are generally larger than PIPE and have the ability to take advantage of broader operational and capital resources. We therefore believe that, given PIPE’s recent operating trends and the restrained ability to generate substantial improvements in its profitability over the near term, a downward adjustment is warranted for PIPE’s earnings prospects with respect to the Comparative Group.
Management
Management’s principal challenges are to implement strategic objectives, generate revenue growth, control operating costs, and monitor asset quality and underwriting risks while PIPE competes in the highly competitive P&C insurance industry. The challenges facing PIPE in attempting to generate improvements in profitability and enhance its competitiveness are paramount because of the inherent competitive disadvantages faced by smaller specialty insurers in general and specifically, with respect to PIPE, companies that have a recent operating history of capital erosion and negative earnings.

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We believe that investors will take into account that PIPE is professionally managed by a team of experienced insurance executives that has focused extensively on and gained a wealth of knowledge and expertise in PIPE’s specialty niche market. PIPE has emphasized its historical operating strengths in attempting to cultivate and maintain a loyal client base. We also note that investors will likely rely upon top-line premium growth and bottom-line earnings results as the means of evaluating the future performance of management. Based on these considerations, we believe no adjustment is warranted based on management.
Liquidity of the Issue
All of the eleven members of the Comparative Group are traded on a major stock exchange in the form of the NASDAQ Global Market. As of May 1, 2018, the market capitalizations of the Comparative Group reflected a median of $66.3 million and ranged from $39.9 million for National Security to $348.3 million for Baldwin & Lyons. Included among the Comparative Group were six companies with a current market capitalization under $70 million. In contrast, the median market capitalization for the Public P&C/Multiline Group was approximately $1.7 billion as of May 1, 2018.
The development of a public market having the desirable characteristics of depth, liquidity, and orderliness depends upon the presence in the marketplace of a sufficient number of willing buyers and sellers at any given time and the existence of market makers to facilitate stock trade transactions. Given the estimated range of PIPE’s pro forma market value, it is highly uncertain that an active and liquid trading market for its shares could develop or that PIPE would have qualified for and maintained listing requirements on a major stock exchange.

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As of May 1, 2018, the lowest market capitalizations reported by a public P&C insurance company traded on a major exchange were $39.9 million, $40.7 million, $40.9 million, and $48.1 million for National Security, 1347 Property, Unico American, and Conifer Holdings, respectively – all of which are traded on NASDAQ and included in the Comparative Group. We recognize that companies with lower levels of market capitalization tend to experience restrained trading volumes and frequent price volatility due to limited shares outstanding and other factors. Such issues may not have access to a major stock exchange having the desirable characteristics of depth, liquidity, and orderliness. Therefore, we believe that at the present time a downward adjustment is necessary to address these collective factors.
Subscription Interest
While mutual-to-stock conversions are commonplace in the savings institution industry, such conversions and demutualizations are less common in the insurance industry. In recent years, IPOs of savings institution stocks have attracted a great deal of investor interest and this speculative fervor continued through 2016 and 2017. In contrast, since 2000 there have only been a handful of insurance company demutualization transactions utilizing a subscription rights offering (including stand-alone or sponsor-affiliation transactions).
In connection with the Conversion, policyholders and named insureds of PIPE, along with directors, officers and employees of PIPMC, will be offered subscription rights to purchase shares of common stock in the Offering. At the present time, we are not aware of any particular marketing factors or transaction circumstances that would suggest either an overwhelming or suppressed level of interest in purchasing shares in the Conversion. Recent subscription experiences in insurance company conversions have demonstrated limited participation by policyholders to purchase stock.

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However, absent actual results from the subscription phase of the Offering, we do not believe that any adjustment is necessary at this juncture.
Stock Market Conditions
Table 7 summarizes the recent performance of various insurance stock indexes maintained by SNL Financial, along with selected industry and broad market indexes. The SNL Insurance Index of all publicly traded insurance companies increased 11.2% over the past year through May 1, 2018. The performance of the SNL Insurance Index was comparable to that of the Standard & Poor’s (“S&P”) 500 Stock Index, which also advanced 11.2%, but trailed the increase of 15.2% posted by the Dow Jones Industrials Average (“DJIA”). The SNL P&C Insurance Index registered an increase of 9.7% over the corresponding one-year period.
More recently, insurance stock indexes turned weaker as did the overall market on a year-to-date (“YTD”) basis through May 1, 2018. The SNL Insurance Index and SNL P&C Insurance Index were down 3.4% and 0.9%, respectively, while the S&P 500 and DJIA declined 0.5% and 2.7%, respectively, for the YTD period. The SNL Insurance <$250 Million-Assets Index and SNL Micro-Cap Insurance Index (less than $250 million market capitalization) declined by 4.5% and 9.6%, respectively, over the YTD period.
Financial stocks have performed well in the economic recovery and insurance stocks participated fully in the sustained market rally from 2009 to 2017. Robust corporate earnings growth, sustained economic expansion, and generally low levels of interest rates were major factors influencing equity market returns over this period, the second longest market rally in U.S. history. Anticipation of the new U.S. tax bill signed in December, which significantly reduces statutory corporate tax rates, also lifted equity markets to record highs toward the end of 2017.

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Table 7
Selected Stock Market Index Performance
For the Period Ended May 1, 2018

		Percent Change (%)
	Index Value	Year-to-Date	One Year	Three Years
SNL Insurance Indexes
SNL U.S. Insurance	1,033.22	(3.38)	11.16	38.22
SNL U.S. Insurance Underwriter	992.95	(3.44)	11.38	38.75
SNL U.S. Insurance Broker	1,535.93	(2.18)	9.36	32.15
S&P 500 Insurance	392.33	(2.43)	7.66	29.40
NASDAQ Insurance	8,242.52	(4.37)	(1.71)	23.58
S&P 500 Insurance Brokers	660.50	2.98	14.51	38.61
S&P 500 Multiline Insurance	112.53	(3.88)	(1.84)	7.34

SNL Sector Indexes
SNL U.S. Insurance Property & Casualty	926.28	(0.91)	9.74	33.90
SNL U.S. Insurance Multiline	202.97	(10.64)	9.82	24.72
SNL U.S. Insurance Life & Health	957.11	(6.83)	1.40	19.27
SNL U.S. Reinsurance	1,251.69	11.31	5.10	33.01
SNL U.S Managed Care	3,414.71	4.02	31.77	81.23
SNL U.S. Title Insurer	1,695.12	(5.19)	0.14	17.81
SNL U.S. Mortgage & Financial Guaranty	86.47	(14.79)	(2.94)	14.53
S&P 500 Property & Casualty	550.22	(0.60)	13.97	48.46
S&P 500 Life & Health	393.33	(6.76)	3.46	20.21

SNL Asset Size Indexes
SNL U.S. Insurance <$250M	1,207.82	(4.45)	17.52	81.79
SNL U.S. Insurance $250M-$500M	521.58	(18.51)	(3.39)	(30.24)
SNL U.S. Insurance $500M-$1B	1,101.71	3.39	18.93	52.48
SNL U.S. Insurance $1B-$2.5B	2,213.39	6.14	15.84	49.11
SNL U.S. Insurance $2.5B-$10B	1,230.62	(4.80)	8.84	33.14
SNL U.S. Insurance >$10B	943.27	(3.46)	11.44	38.94
SNL U.S. Insurance >$1B	1,031.89	(3.44)	11.35	38.71
SNL U.S. Insurance <$1B	1,273.83	(3.77)	12.99	39.30

SNL Market Cap Indexes
SNL Micro Cap U.S. Insurance	235.19	(9.61)	(11.06)	(25.72)
SNL Small Cap U.S. Insurance	1,011.24	3.73	17.10	34.80
SNL Mid Cap U.S. Insurance	706.32	(1.68)	9.53	27.69
SNL Large Cap U.S. Insurance	931.46	(4.31)	12.58	40.74

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Broad Market Indexes
Dow Jones Industrials Average	24,099.05	(2.51)	15.23	33.70
S&P 500	2,654.80	(0.70)	11.16	25.92
S&P Mid-Cap	1,879.57	(1.10)	8.18	24.19
S&P Small-Cap	951.88	1.67	11.33	34.57
S&P 500 Financials	455.74	(1.77)	16.03	39.03
NASDAQ	7,130.70	3.29	17.06	42.46
NASDAQ Financials	4,668.78	3.44	15.39	45.83

Source:  MSCI Inc.; S&P Global Market Intelligence
After a consistently strong performance in 2017, U.S. equity markets were volatile during the first quarter of 2018. The S&P 500 surged in January and reached an all-time high amid positive market sentiment regarding the U.S. tax reform legislation that was enacted in December 2017. However, market exuberance was buffeted by significant turnover in President Trump’s administration and concerns about the U.S. tariff initiative escalating global trade tensions. The S&P 500 finished down 0.8% for the first quarter of 2018, after nine consecutive quarters of positive returns. Market volatility continued to pull the market downward in April 2018 as concerns mounted about the historically high valuation levels embedded in stock prices. In addition, market momentum has been shaken by the slowdown of U.S. gross domestic product’s growth pace and expectations for impending inflation.
Strengthening fundamentals in the overall insurance industry have included fortified capital positions, improved product pricing, and increased demand for products as consumers and businesses accumulate additional cash flow in the rebounding economy. Insurance industry earnings have been challenged by the low interest rate environment, which has restrained the growth of investment income. Additionally, pricing on policies has been decelerating, particularly for commercial lines of insurance. The expansion of regulatory reform from the banking industry to

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other financial services industries, such as insurance companies and asset managers has led to increased costs for compliance, controls, and regulatory systems.
While P&C insurers historically have been very volatile due to cyclical market conditions and catastrophic losses, the stock performance of these issues has evidenced lesser volatility. The industry’s improved capital position provides a solid buffer against catastrophic losses. The valuation support for many P&C companies will focus on incremental additions to book value from stable earnings and capital deployment strategies such as leverage, mergers, dividend payments, and share repurchases to provide price momentum going forward. Viewing the broader trends, the overall health of the industry, which endured significant pricing pressure and reduced exposure since the latest recession, has recently improved with the stepped-up macro economy. While encountering short term resistance to premium rate increases, the industry may be poised to experience margin expansion. Although a more competitive pricing environment is expected to impact insurers’ ability to raise premium rates, the overall operating climate is projected to remain stable and therefore we believe no specific adjustment is necessary.
New Issue Discount
A “new issue” discount that reflects investor concerns and investment risks inherent in all IPOs is a factor to be considered for purposes of valuing companies converting from mutual to stock form. The magnitude of the new issue discount typically expands during periods of declining stock prices as investors require larger inducements, and narrows during stronger market conditions. The necessity to build a new issue discount into the stock price of a converting insurance company continues to prevail in recognition of the uncertainty among investors as a result of the lack of a seasoned trading history for the converting company, its operation in an intensely competitive industry, underlying concerns regarding business cycle and interest rate trends, volatility in the

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stock market, and intensifying competition and product marketing in the insurance marketplace. We therefore believe that a new issue discount is reasonable and necessary in the pricing of PIPE’s pro forma market value.
Adjustments Conclusion
PIPE’s pro forma valuation should be discounted relative to the Comparative Group because of earning prospects, liquidity of the issue, and the new issue discount. Individual discounts and premiums are not necessarily additive and may, to some extent, offset or overlay each other. On the whole, we conclude that PIPE’s pro forma valuation should be discounted relative to the Comparative Group. It is the role of the appraiser to balance the relative dynamics of price-to-book and price-to-earnings discounts and premiums. We have concluded that a discount of approximately 37% to 46% based on the price-to-book valuation metric is reasonable and appropriate for determining PIPE’s pro forma Valuation Range relative to the Comparative Group’s trading ratios.
Valuation Approach
In determining the estimated pro forma market value of PIPE, we have employed the comparative market valuation approach and considered the following pricing ratios: price-to-book value per share (“P/B”), price-to-tangible book value per share (“P/TB”), and price-to-earnings per share (“P/E”). Table 8 displays the trading market price valuation ratios of the Comparative Group as of May 1, 2018. Exhibit V displays the pro forma assumptions and calculations utilized in analyzing PIPE’s valuation ratios. In reaching our conclusions of the Valuation Range, we evaluated the relationship of PIPE’s pro forma valuation ratios relative to the Comparative Group’s market valuation data.

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Investors continue to make decisions to buy or sell P&C insurance company stocks based upon consideration of P/E and P/B comparisons. The P/E ratio is an important valuation ratio in the current insurance stock environment. However, PIPE’s historically uneven earnings performance renders the comparative P/E approach somewhat less relevant. Thus, the comparative P/B approach takes on significant meaning as a valuation metric.
As of May 1, 2018, the median P/B ratio for the Comparative Group was 84.5% and the mean P/B ratio was 96.0%. In comparison, the Public P&C/Multiline Group median and mean P/B ratios were positioned higher at 144.3% and 151.4%, respectively. In consideration of the foregoing analysis along with the additional adjustments discussed in this chapter, we have determined a pro forma midpoint P/B ratio of 49.8% for PIPE, which reflects an aggregate midpoint value of $11.0 million based on the assumptions summarized in Exhibit V. Applying a range of value of 15% above and below the midpoint, the resulting minimum of $9.35 million reflects a pro forma P/B ratio of 45.6% and the resulting maximum of $12.65 million reflects a pro forma P/B ratio of 53.4%. To price a converting company such as PIPE at 85% to 90% of pro forma book value, because of the arithmetic of the calculation, would require very large increases in valuations and produce very marginal returns on equity. This would likely produce price declines in aftermarket trading. Accordingly, IPOs of converting insurance companies and savings institutions continue to be priced at substantial discounts to comparable publicly traded companies.
PIPE’s pro forma P/B valuation ratios reflect discounts to the Comparative Group’s median P/B ratio of 84.5%, with discounts measuring 36.8% at PIPE’s maximum valuation, 41.1% at the midpoint valuation, and 46.0% at the minimum valuation. In our opinion, these levels of discounts are appropriate to reflect the differences in operating fundamentals discussed in Chapter III and the aforementioned adjustments specified for earnings prospects, the new issue discount, and liquidity

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of the issue. In addition, we also took into consideration the low returns on equity that would be anticipated by PIPE on a pro forma stand-alone basis as its capital levels reach exceptionally strong levels ranging from a 58.76% pro forma equity-to-assets ratio at the minimum valuation to 60.56% at the midpoint valuation and 62.21% at the maximum valuation. PIPE’s pro forma equity-to-assets ratios would be in a range far exceeding the Comparative Group’s median of 32.52% and mean of 30.72%. PIPE’s ability to deploy the pro forma capital profitably and to generate top-line premium growth and improved earnings constitutes a significant operating challenge in the highly competitive MPL insurance marketplace saddled by soft market conditions wherein PIPE strives to overcome the lack of economies of scale, critical mass, and geographic diversification in its fundamental business model.
The Comparative Group’s median and mean P/E ratios were 23.3x and 30.2x, respectively, as of May 1, 2018. Based on PIPE’s historical earnings for the LTM ended December 31, 2017 and the assumed returns from re-investment of the net capital proceeds, PIPE’s pro forma P/E ratios range from 55.7x at the minimum and 57.0x at the midpoint to 58.3x at the maximum. PIPE’s pro forma P/E ratios are skewed upward by its low historical earnings base and therefore positioned above the Comparative Group’s P/E ratios, which have limited observation results due to the relatively few number of companies reporting positive earnings for the LTM period. As discussed earlier, the challenge confronting PIPE is to redeploy and leverage the additional equity capital to produce meaningful increases in earnings.
Based on the price-to-assets (“P/A”) measure, PIPE’s midpoint valuation of $11.0 million reflects a pro forma P/A ratio of 30.17%, ranging from 26.82% at the minimum to 33.24% at the maximum. The Comparative Group exhibited median and mean P/A ratios of 26.47% and 28.99%, respectively. Reviewing another valuation metric, price-to-total revenue, PIPE’s pro forma ratios

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range from 2.41x at the valuation minimum to 3.21x at the valuation maximum with a midpoint of 2.81x, which is positioned above the Comparative Group median and mean ratios of 0.58x and 0.80x, respectively. PIPE’s higher valuation ratios on the price-to-total revenue basis are indicative of the recent decline in PIPE’s premium revenue volume and the additional underwriting capacity that would be afforded PIPE along with the opportunity to leverage its increased equity to produce growth in revenue.
Valuation Conclusion
It is our opinion that, as of May 1, 2018, the aggregate estimated pro forma market value of Physicians’ Insurance Program Exchange was within the Valuation Range of $9,350,000 to $12,650,000 with a midpoint of $11,000,000. The Valuation Range was based upon a 15% decrease from the midpoint to determine the minimum and a 15% increase to establish the maximum. Exhibit V displays the assumptions and calculations utilized in determining PIPE’s estimated pro forma market value.

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Table 8
Comparative Market Valuation Analysis
Physicians' Insurance Program Exchange and the Comparative Group
Market Price Data as of May 1, 2018

Company	Closing Stock Price ($)	Total Assets ($mil)	Total Market Value ($mil.)	Price/ Book Value (%)	Price/ Tang. Book (%)	Price/ LTM EPS (x)	Price/ Oper. EPS (x)	Price/ Total Rev. (x)	Price/ Total Assets (%)	Total Equity./ Assets (%)	Current Div. Yield (%)

Physicians' Ins. Program Exchange
Pro Forma Minimum	10.00	34.9	9.4	45.6	45.6	55.7	79.9	2.41	26.82	58.76	0.00
Pro Forma Midpoint	10.00	36.5	11.0	49.8	49.8	57.0	77.5	2.81	30.17	60.56	0.00
Pro Forma Maximum	10.00	38.1	12.7	53.4	53.4	58.3	76.2	3.21	33.24	62.21	0.00

Comparative Group Median	NA	254.5	66.3	84.5	87.0	18.7	40.5	0.61	26.47	32.52	0.00
Comparative Group Mean	NA	486.9	123.5	97.8	101.3	20.5	40.5	0.84	30.21	31.71	0.99

Public P&C/Multiline Group Median	NA	3,840.1	1,660.9	144.3	156.0	19.0	21.2	1.22	33.51	25.26	1.69
Public P&C/Multiline Group Mean	NA	42,539.1	13,407.2	151.4	174.0	22.0	23.9	1.51	54.35	28.43	1.71

Comparative Group
1347 Property Insurance Holdings	6.80	114.4	40.7	87.0	87.0	NM	NM	1.07	35.56	40.90	0.00
Atlantic American Corporation	3.25	343.2	66.3	61.8	63.3	16.3	NM	0.37	19.32	32.92	0.62
Atlas Financial Holdings, Inc.	10.70	482.5	127.7	144.1	156.0	NM	NM	0.58	26.47	18.79	0.00
Baldwin & Lyons, Inc.	23.20	1,357.0	348.3	83.4	84.0	19.2	62.7	0.94	25.66	30.86	4.83
Conifer Holdings, Inc.	5.65	239.0	48.1	91.1	92.9	NM	NM	0.50	20.14	22.10	0.00
Federated National Holding Co.	16.94	904.9	222.4	104.0	104.0	28.2	NM	0.57	24.57	25.14	1.89
Hallmark Financial Services, Inc.	10.36	1,231.1	187.6	75.0	95.8	NM	NM	0.49	15.23	20.40	0.00
ICC Holdings, Inc.	15.04	152.3	52.6	84.5	84.5	NM	NM	1.09	34.56	42.08	0.00
Kingstone Companies, Inc.	17.20	254.5	183.8	193.4	195.4	18.3	18.3	1.98	72.19	37.16	2.33
National Security Group, Inc.	15.80	146.4	39.9	83.7	83.7	NM	NM	0.61	27.21	32.52	1.27
Unico American Corporation	7.70	130.3	40.9	68.2	98.2	NM	NM	1.11	31.36	46.01	0.00
Source:  PIPE, S&P Global Market Intelligence; Feldman Financial

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit I
Background of Feldman Financial Advisors, Inc.
Overview of Firm
Feldman Financial Advisors provides consulting and advisory services to financial services companies in the areas of corporate valuations, mergers and acquisitions, strategic planning, branch sales and purchases, developing and implementing regulatory business and capital plans, and expert witness testimony and analysis. Our senior staff members have been involved in the mutual to stock conversion process since 1982 and have valued more than 350 converting institutions.
Feldman Financial Advisors was incorporated in February 1996 by a group of consultants who were previously associated with Credit Suisse First Boston and Kaplan Associates. Each of the officers of Feldman Financial Advisors has over 30 years of experience in consulting to financial institutions and financial services companies. Our senior staff collectively has worked with more than 1,000 commercial banks, savings institutions, mortgage companies, and insurance companies nationwide. The firm’s office is located in the greater Washington, D.C. metropolitan area.
Background of Senior Professional Staff
Trent Feldman - President. Trent is a nationally recognized expert in providing strategic advice to and valuing financial service companies, and advising on mergers and acquisitions. Trent was with Kaplan Associates for 14 years and was one of three founding principals at that firm. Trent also has worked at the Federal Home Loan Bank Board and with the California legislature. Trent holds Bachelors and Masters Degrees from the University of California, Los Angeles.
Peter Williams - Principal. Peter specializes in merger and acquisition analysis, corporate stock and other valuations, strategic business plans, and retail delivery analysis. Peter was with Kaplan Associates for 13 years. Peter also worked as a Corporate Development Analyst with the Wilmington Trust Company in Delaware. Peter holds a BA in Economics from Yale University and an MBA in Finance and Investments from George Washington University.

I-1

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Exhibit II
Statement of Contingent and Limiting Conditions
This Appraisal is made subject to the following general contingent and limiting conditions:

1.
The analyses, opinions, and conclusions presented in this Appraisal apply to this engagement only and may not be used out of the context presented herein. This Appraisal is valid only for the effective date specified herein and only for the purpose specified herein.

2.
Neither all nor any part of the contents of this Appraisal is to be referred to or quoted in any registration statement, prospectus, public filing, loan agreement, or other agreement or document without our prior written approval. In addition, our Appraisal and analysis are not intended for general circulation or publication, nor are they to be reproduced or distributed to other third parties without our prior written consent.

3.
Neither our Appraisal nor our valuation conclusion is to be construed as a fairness opinion as to the fairness of an actual or proposed transaction, a solvency assessment, or an investment recommendation. For various reasons, the price at which the subject interest might be sold in a specific transaction between specific parties on a specific date might be significantly different from the valuation conclusion expressed herein.

4.
Our analysis assumes that as of the effective valuation date, PIPE and its assets will continue to operate as a going concern. Furthermore, our analysis is based on the past and present financial condition of PIPE and its assets as of the effective valuation date.

5.
We assume no responsibility for legal matters including interpretations of the law, contracts, or title considerations. We assume that the subject assets, properties, or business interests are appraised free and clear of any or all liens or encumbrances unless otherwise stated.

6.	We assume that there is full compliance with all applicable federal, state, and local regulations and laws unless the lack of compliance is stated, defined, and considered in the Appraisal.

7.	We do not express an opinion or any other form of assurance on the reasonableness of management’s projections reviewed by us or on the underlying assumptions.

8.	We assume responsible ownership and competent management with respect to the subject assets, properties, or business interests.

9.	The information furnished by others is believed to be reliable. However, we issue no warranty or other form of assurance regarding its accuracy.

II-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-1
Physicians’ Insurance Program Exchange
Balance Sheets
As of December 31, 2016 and 2017
(Dollars in Thousands)

	December 31,
	2017	2016
Assets
Cash and cash equivalents	$1,836	$8,243
Investment securities, available for sale at fair value	23,049	17,850
Other invested assets	132	—
Accrued investment income	137	123
Premiums receivable	354	459
Reinsurance recoverable	156	91
Unearned ceded premiums	172	195
Deferred acquisition costs	385	422
Income taxes recoverable	189	63
Deferred tax assets	152	331
Other receivables	83	23
Total Assets	$26,644	$27,799

Liabilities and Members' Equity
Losses and loss adjustment expenses	$11,761	$12,343
Unearned premiums	1,609	1,753
Advance premiums	601	891
Deposits and amounts held for others	210	21
Reinsurance payable	11	72
Accounts payable and accrued expenses	111	159
Due to affiliates	77	330
Total Liabilities	14,380	15,568

Members' Equity
Members' equity	13,247	13,248
Accumulated other comprehensive income	242	110
Cost of issuance	(1,226)	(1,127)
Total Members' Equity	12,264	12,231
Total Liabilities and Members' Equity	$26,644	$27,799

Source: PIPE, audited GAAP financial statements.

III-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-2
Physicians’ Insurance Program Exchange
Income Statements
For the Years Ended December 31, 2016 and 2017
(Dollars in Thousands)

	Year Ended December 31,
	2017	2016

Revenue
Net premiums earned	$3,148	3,793
Net investment income	571	462
Total revenue	3,719	4,254

Claims and Expenses
Losses and loss adjustment expenses	1,823	210
General operating expenses	1,756	1,744
Total claims and expenses	3,579	1,954

Income from operations	140	2,300
Interest expense	—	898

Income before provision for income taxes	140	1,402
Provision for income taxes	101	305
Net income	$39	$1,097

Source: PIPE, audited GAAP financial statements.

III-2

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-3
Physicians’ Insurance Program Exchange
Investment Securities Portfolio
As of December 31, 2016 and 2017
(Dollars in Thousands)

	December 31, 2017		December 31, 2016
	Fair Value ($000s)	Percent of Total (%)	Fair Value ($000s)	Percent of Total (%)

Bonds
U.S. Government obligations	$5,044	21.88	$6,186	34.66
States and political subdivisions	3,399	14.75	3,930	22.02
Industrial and miscellaneous	12,786	55.47	6,503	36.43
Total bonds	21,229	92.11	16,619	93.11

Common stocks	1,820	7.89	1,231	6.89

Total investment securities	$23,049	100.00	$17,850	100.00

Source:  PIPE, audited GAAP financial statements.

III-3

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-4
Physicians’ Insurance Program Exchange
Statutory Financial Data
As of or For the Years Ended December 31, 2013 to 2017
(Dollars in Thousands)

	As of or For the Years Ended December 31,
	2017	2016	2015	2014	2013
Selected Balance Sheet Data
Total Assets	$25,837	$27,024	$29,551	$31,287	$29,829
Total Cash and Investments	24,878	25,923	28,125	26,360	27,885
Loss Reserves	8,779	8,434	10,305	11,351	9,801
Loss Adjustment Expense (LAE) Reserves	2,826	3,818	4,583	4,447	3,859
Total Loss and LAE Reserves	11,605	12,252	14,888	15,797	13,661
Unearned Premium Reserve	1,185	1,271	1,681	2,121	1,928
Total Liabilities	13,800	14,995	18,412	19,570	17,918
Surplus Notes	0	0	0	0	0
Capital and Surplus	12,037	12,029	11,139	11,717	11,911
Capital and Surplus / Assets (%)	46.59	44.51	37.69	37.45	39.93
Reserves / Capital and Surplus (%)	96.41	101.86	133.66	134.82	114.69

Selected Income Statement Data
Direct Premiums Written (DPW)	$3,647	$4,172	$4,736	$5,022	$5,764
Net Reinsurance Premiums	(620)	(709)	0	0	(1,592)
Net Premiums Written (NPW)	3,028	3,463	4,736	5,022	4,172
Net Premiums Earned	3,114	3,873	4,963	4,829	4,280
Net Loss and LAE Incurred	1,823	210	3,495	4,227	2,322
Net Underwriting Expense Incurred	1,719	1,695	1,600	1,940	1,943
Net Underwriting Gain (Loss)	(428)	1,968	(132)	(1,339)	16
Net Investment Income (Loss)	518	(253)	543	734	988
Net Realized Capital Gains (Losses)	51	(253)	(84)	26	166
Income Tax Expense (Benefit)	(30)	931	(167)	(588)	403
Net Income	171	531	493	8	767

Premiums Written By Major Segment (%)
Personal Lines - DPW	0.00	0.00	0.00	0.00	0.00
Commercial Lines - DPW	100.00	100.00	100.00	100.00	100.00
Personal Lines - NPW	0.00	0.00	0.00	0.00	0.00
Commercial Lines - NPW	100.00	100.00	100.00	100.00	100.00

III-4

FELDMAN FINANCIAL ADVISORS, INC.

Operating Ratios (%)
Growth Rate - DPW	(12.58)	(11.90)	(5.70)	(12.87)	(13.11)
Growth Rate - NPW	(12.56)	(26.88)	(5.70)	20.37	(11.85)
Loss and LAE Ratio	58.55	5.41	70.42	87.55	54.25
Expense Ratio	56.77	48.94	33.78	38.63	46.55
Combined Ratio	115.32	54.35	104.20	126.18	100.80
Operating Ratio	98.68	60.88	93.27	110.99	77.71
Effective Tax Rate	(21.36)	63.70	(51.03)	NM	34.46
Net Yield on Invested Assets	2.05	(1.02)	2.00	2.74	3.50
Return on Average Equity	0.65	1.91	1.62	0.03	2.58
Return on Average Assets	1.43	4.64	4.34	0.08	6.92

III-5

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-4 (continued)
Physicians’ Insurance Program Exchange
Statutory Financial Data
As of or For the Years Ended December 31, 2013 to 2017
(Dollars in Thousands)

	As of or For the Years Ended December 31,
	2017	2016	2015	2014	2013
Underwriting Revenue
Direct Premiums written	$3,647	$4,172	$4,736	$5,022	$5,764
Personal P&C Direct Premiums	0	0	0	0	0
Commercial P&C Direct Premiums	3,647	4,172	4,736	5,022	5,764
Net Reinsurance Premiums	(620)	(709)	0	0	(1,592)
Net Premiums Written	3,028	3,463	4,736	5,022	4,172
Change in Unearned Premiums Reserve	(86)	(410)	(227)	193	(108)
Net Premiums Earned	3,114	3,873	4,963	4,829	4,280

Underwriting Deductions
Net Losses Paid - Personal	0	0	0	0	0
Net Losses Paid - Commercial	840	970	2,889	293	1,686
Net Losses Paid	840	970	2,889	293	1,686
Net LAE Paid	1,631	1,876	1,514	1,798	1,805
Change in Loss Reserves - Personal	0	0	0	0	0
Change in Loss Reserves - Commercial	345	(1,871)	(1,045)	1,549	(321)
Change in LAE Reserves	(993)	(765)	137	587	(848)
Net Change in Loss and LAE Reserves	(647)	(2,636)	(909)	2,137	(1,169)
Losses and LAE Incurred	1,823	210	3,495	4,227	2,322
Other Underwriting Expense Incurred	1,719	1,695	1,600	1,940	1,942
Net Underwriting Gain (Loss)	(428)	1,968	(132)	(1,339)	16

Investment Income
Net Investment Income (Loss)	518	(253)	542	734	988
Net Realized Capital Gains	51	(253)	(84)	26	166

Other Income
Finance Service Charges	0	0	0	0	0
All Other Income	0	0	0	0	0

Net Income
Net Income (Loss) Before Taxes	141	1,462	327	(579)	1,170
Federal Income Tax Expense (Benefit)	(30)	931	(167)	(588)	403

III-6

FELDMAN FINANCIAL ADVISORS, INC.

Net Income	171	531	493	8	767

Change in Capital and Surplus
Capital and Surplus, Beginning of Period	$12,029	$11,139	$11,717	$11,911	$11,033
Net Income	171	531	493	8	767
Net Unrealized Capital Gains (Losses)	136	322	(465)	(50)	0
Change in Surplus Notes	0	0	0	0	0
All Other changes in Surplus	(298)	37	(615)	(159)	104
Capital and Surplus, End of Period	$12,037	$12,029	$11,139	$11,717	$11,911

III-7

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-4 (continued)
Physicians’ Insurance Program Exchange
Statutory Financial Data
As of or For the Years Ended December 31, 2013 to 2017
(Dollars in Thousands)

	As of or For the Years Ended December 31,
	2017	2016	2015	2014	2013
Operating Ratios (%)
Loss Ratio	38.06	(23.28)	37.15	38.15	31.89
Loss Adjustment Expense Ratio	20.49	28.70	33.26	49.90	22.36
Loss and LAE Ratio	58.55	5.41	70.42	87.55	54.25
Net Commission Ratio	13.89	12.33	10.02	10.01	13.83
Salaries and Benefits Ratio	9.34	20.32	13.09	13.70	19.56
Tax, License and Fees Ratio	3.41	3.10	2.19	3.08	3.01
Admin. and Other Expense Ratio	30.13	13.18	8.49	11.84	10.15
Expense Ratio	56.77	48.94	33.78	38.63	46.55
Combined Ratio	115.32	54.35	104.20	126.18	100.80
Operating Ratio	98.68	60.88	93.27	110.99	77.71

Premium Analysis
Direct Premiums Written (DPW)	3,647	4,172	4,736	5,022	5,764
Gross Premiums Written (GPW)	3,647	4,172	4,736	5,022	5,764
Net Premiums Written (NPW)	3,028	3,463	4,736	5,022	4,172
Annual Growth DPW (%)	(12.58)	(11.90)	(5.70)	(12.87)	(13.11)
Annual Growth GPW (%)	(12.58)	(11.90)	(5.70)	(12.87)	(13.11)
Annual Growth NPW (%)	(12.56)	(26.88)	(5.70)	20.37	(11.85)

DPW by Line of Business (%)
Major Segment - Personal (est.)	0.00	0.00	0.00	0.00	0.00
Major Segment -- Commercial (est.)	100.00	100.00	100.00	100.00	100.00
Medical Malpractice	100.00	100.00	100.00	100.00	100.00
Commercial Multi-Peril Combined	0.00	0.00	0.00	0.00	0.00
Other Commercial	0.00	0.00	0.00	0.00	0.00

Loss and LAE Ratio by Line of Business (%)
Major Segment - Personal (est.)	NA	NA	NA	NA	NA
Major Segment -- Commercial (est.)	58.55	5.40	70.42	87.54	54.25
Medical Malpractice	58.55	5.40	70.42	87.54	54.25
Commercial Multi-Peril Combined	NA	NA	NA	NA	NA

III-8

FELDMAN FINANCIAL ADVISORS, INC.

Other Commercial	NA	NA	NA	NA	NA

Combined Ratio by Line of Business (%)
Major Segment - Personal (est.)	NA	NA	NA	NA	NA
Major Segment -- Commercial (est.)	115.32	54.35	104.21	126.17	100.80
Medical Malpractice	115.32	54.35	104.21	126.17	100.80
Commercial Multi-Peril Combined	NA	NA	NA	NA	NA
Other Commercial	NA	NA	NA	NA	NA

III-9

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit III-4 (continued)
Physicians’ Insurance Program Exchange
Statutory Financial Data
As of or For the Years Ended December 31, 2013 to 2017
(Dollars in Thousands)

	As of or For the Years Ended December 31,
	2017	2016	2015	2014	2013
Investment Income
Net Investment Income (Loss)	$518	$(253)	$542	$734	$(988)
Realized Capital Gains (Losses)	51	(253)	(84)	26	166
Unrealized Capital Gains (Losses)	136	322	(465)	(50)	0

Investment Portfolio Composition (%)
Total cash and Investments	$24,878	$25,923	$26,360	$28,125	$27,885
Bonds	85.27	63.45	80.11	75.21	90.09
Preferred Stocks	0.00	0.00	0.00	0.00	0.00
Common Stocks	6.81	7.69	14.97	8.34	3.80
Cash and Short-term Investments	7.38	28.85	4.92	16.44	6.08
Other Investments	0.54	0.01	0.00	0.00	0.03

Investment Yields by Type (%)
Net Yield on Invested Assets	2.05	(1.02)	2.00	2.74	3.50
Gross Yield - Bonds	2.89	3.47	3.89	3.76	3.99
Gross Yield - Cash and Short-term Intestments	0.39	0.11	0.43	0.39	0.43
Gross Yield - Other Investments	8.97	0.00	0.00	0.00	0.00

Bond Portfolio Composition (%)
Total Bonds	$21,213	$21,013	$21,476	$21,154	$25,273
U.S. Government	13.55	37.28	12.94	16.41	17.37
States, Territories, and Possessions	0.95	1.44	1.43	0.95	0.79
Political Subdivisions	9.86	12.17	12.70	9.96	9.90
Corporate and Industrial	60.18	30.96	50.61	46.90	45.50

Bond Average Asset Quality (NAIC Ratings #1-6)
Total Bonds	1.19	1.18	1.58	1.49	1.51
U.S. Government	1.00	1.00	1.00	1.00	1.00
States, Territories, and Possessions	1.00	1.00	1.00	1.00	1.00
Political Subdivisions	1.00	1.00	1.00	1.00	1.00
Corporate and Industrial	1.29	1.53	2.11	2.03	2.11

III-10

FELDMAN FINANCIAL ADVISORS, INC.

Bonds Rated 3-6 / Total Bonds (%)	0.83	2.68	14.93	14.61	14.04
Bonds Rated 3-6 /Capital and Surplus (%)	1.47	4.69	28.78	26.37	29.8

Equity Investments
Total Common Stock	$1,695	$1,994	$3,945	$2,347	$1,059
Total Preferred Stock	0	0	0	0	0

Other Investments
Total Mortgage Loans	$0	$0	$0	$0	$0
Total Real Estate	0	0	0	0	0
Source:  S&P Global Market Intelligence, statutory financial data.

III-11

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1 Financial Performance Data for Public P&C and Multi Line Companies

Company	State	Total Assets ($mil.)	Total Policy Reserves ($mil.)	Total Equity ($mil.)	Policy Resrvs./Equity (x)	Total Equity/Assets (%)	Tang. Equity/ Assets (%)	LTM Total Revenue ($mil.)	Net Perm. Written/ Avg. Eq. (x)	LTM Loss Ratio (%)	LTM Exp. Ratio (%)	LTM Comb. Ratio (%)	LTM ROA (%)	LTM ROE (%)

1347 Property Insurance Holdings	FL	114	53	47	1.13	40.90	40.90	38	1.07	45.2	59	104.2	0.28	0.63
Alleghany Corporation	NY	25,384	14,054	8,514	1.65	33.54	31.39	6,425	0.60	73.1	33.3	106.4	0.41	1.22
Allstate Corporation	IL	112,422	71,781	22,551	3.18	20.06	18.48	38,524	NA	68.6	25	93.6	2.86	14.77
American Financial Group, Inc.	OH	60,658	46,062	5,331	8.64	8.79	8.45	6,865	0.90	64.5	30.2	94.7	0.82	9.08
American International Group, Inc.	NY	498,301	282,105	65,708	4.29	13.19	12.19	49,520	0.41	83.2	34.1	117.3	(1.21)	(8.26)
American National Insurance Co.	TX	26,387	19,115	5,256	3.64	19.92	19.92	3,411	NA	68.7	32.1	100.8	1.95	10.23
Ameriprise Financial, Inc.	MN	147,480	36,292	5,995	6.05	4.06	2.73	12,132	NA	92.2	17.8	110	1.03	23.76
AMERISAFE, Inc.	LA	1,518	977	425	2.30	28.02	28.02	375	0.77	60.5	24.2	84.7	2.98	10.49
AmTrust Financial Serivecs, Inc.	NY	25,219	17,418	3,368	5.17	13.36	10.02	6,077	1.42	80.8	32.1	112.9	(1.35)	(9.23)
Assurant, Inc.	NY	31,843	21,218	4,282	4.96	13.45	10.04	6,415	NA	NA	NA	NA	1.69	12.44
Atlantic American Corporation	GA	343	174	113	1.54	32.92	32.42	181	1.50	64.3	30.6	94.9	1.38	4.18
Atlas Financial Holdings, Inc.	IL	483	340	91	3.75	18.79	17.16	222	1.76	94.5	28	122.5	(8.57)	(29.57)
Baldwin & Lyons, Inc.	IN	1,357	733	419	1.75	30.86	30.70	371	0.87	75.4	33	108.4	1.47	4.50
Berkshire Hathaway Inc.	NE	702,095	137,707	351,954	0.39	50.13	40.42	245,075	0.20	90	15.4	105.3	6.81	14.73
Cincinnati Financial Corporation	OH	21,843	10,406	8,243	1.26	37.74	37.74	5,732	0.66	66.4	31.1	97.5	4.94	14.03
CNA Financial Corporation	IL	56,567	37,212	12,244	3.04	21.65	21.34	9,542	0.59	62.6	34.5	97.1	1.61	7.49
Conifer Holdings, Inc.	MI	239	146	53	2.76	22.10	21.78	97	1.49	79.2	46.8	126	(9.82)	(35.12)
Donegal Group, Inc.	PA	1,738	1,180	449	2.63	25.82	25.54	739	1.64	69.4	33.6	103	0.42	1.60
EMC Insurance Group Inc.	IA	1,682	1,000	604	1.66	35.90	35.87	659	1.08	69.5	31.8	101.3	2.41	6.85
Employers Holdings Inc.	NV	3,840	2,584	948	2.73	24.68	23.80	801	0.81	58.2	32.3	90.5	2.65	11.32
Federated National Holding Co.	FL	905	525	227	2.31	25.14	NA	392	1.64	74.2	40.4	114.6	0.58	2.27
Hallmark Financial Services, Inc.	TX	1,231	804	251	3.20	20.40	16.69	386	1.38	79.9	28	107.9	(0.96)	(4.37)
Hanover Insurance Group	MA	15,470	10,509	2,998	3.51	19.38	18.36	5,184	1.68	64.6	34.1	98.7	1.25	6.32
Hartford Financial Services Group	CT	225,260	39,138	13,494	2.90	5.99	5.17	16,974	NA	69.5	30.4	100	(1.39)	(18.77)
HCI Group, Inc.	FL	842	363	194	1.87	23.03	22.57	244	0.97	73.7	42	115.8	(0.82)	(3.12)
Heritage Insurance Holdings, Inc.	FL	1,771	945	380	2.49	21.44	9.80	407	NA	53.1	41	94.1	(0.09)	(0.32)
Horace Mann Educators Corp.	IL	11,198	6,906	1,502	4.60	13.41	13.04	1,172	0.09	76.6	26.7	103.3	1.56	12.39
ICC Holdings, Inc.	FL	152	78	64	1.12	42.08	NA	48	0.77	65.6	39.2	104.8	0.48	1.18
Infinity Property and Casualty Corp.	AL	2,474	1,343	716	1.88	28.93	26.70	1,518	1.95	76.8	18.3	95.2	1.82	6.28
Kemper Corporation	IL	8,376	5,192	2,116	2.45	25.26	22.26	2,723	NA	83.5	22.1	105.6	1.46	5.94

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-1 (continued) Financial Performance Data for Public P&C and Multi Line Companies

Company	State	Total Assets ($mil.)	Total Policy Reserves ($mil.)	Total Equity ($mil.)	Policy Resrvs./Equity (x)	Total Equity/Assets (%)	Tang. Equity/ Assets (%)	LTM Total Revenue ($mil.)	Net Perm. Written/ Avg. Eq. (x)	LTM Loss Ratio (%)	LTM Exp. Ratio (%)	LTM Comb. Ratio (%)	LTM ROA (%)	LTM ROE (%)

Kingstone Companies, Inc.	NY	255	116	95	1.23	37.16	36.90	93	1.23	44.2	36.4	80.6	4.75	13.20
Kinsale Capital Group, Inc.	VA	668	419	238	1.76	35.67	35.32	187	0.84	58.9	25.1	84.0	3.95	11.09
Loews Corporation	NY	79,586	37,212	24,566	1.51	30.87	30.29	13,735	0.29	62.6	34.5	97.1	1.80	5.87
Markel Corporation	VA	32,805	17,965	9,502	1.89	28.96	21.46	6,062	0.50	67.5	37.4	105.0	1.44	4.52
Mercury General Corporation	CA	5,101	2,613	1,761	1.48	34.53	33.70	3,416	1.83	76.5	24.7	101.2	2.93	8.23
National General Holdings Corp.	NY	8,440	4,696	1,953	2.40	23.15	17.49	4,431	1.82	71.9	26.4	98.3	1.28	5.21
National Security Group, Inc.	AL	146	77	48	1.61	32.52	32.52	66	1.29	68.0	34.3	102.3	(0.81)	(2.53)
Navigators Group, Inc.	CT	5,225	3,503	1,226	2.86	23.47	23.37	1,314	1.04	68.0	35.2	103.2	0.80	3.32
NI Holdings, Inc.	ND	377	109	256	0.43	67.79	67.57	189	0.79	68.4	24.8	93.1	4.03	6.67
Old Republic Corporation	IL	19,404	11,414	4,733	2.41	24.39	23.76	6,263	1.12	44.7	52.0	96.7	2.91	12.07
ProAssurance Corporation	AL	4,929	2,447	1,595	1.53	32.35	28.07	866	0.42	63.5	31.9	95.4	2.18	5.95
Progressive Corporation	OH	38,701	21,990	9,285	2.37	23.99	23.35	26,815	3.06	73.1	20.3	93.4	4.36	18.05
RLI Corp.	IL	2,947	1,723	854	2.02	28.96	27.50	814	0.89	54.4	42.0	96.4	3.67	12.52
Safety Insurance Group, Inc.	MA	1,807	1,002	701	1.43	38.79	38.79	839	1.13	65.1	32.1	97.2	3.46	9.04
Selective Insurance Group, Inc.	NJ	7,686	5,121	1,713	299.00	22.29	22.21	2,470	1.44	58.7	34.6	96.3	2.23	10.28
State Auto Financial Corporation	OH	3,014	1,867	881	2.12	22.29	22.21	2,470	1.44	58.7	34.6	93.3	2.23	10.28
Tiptree, Inc.	NY	1,990	615	397	1.55	19.94	13.15	607	1.07	29.6	63.3	92.9	0.21	1.33
Travelers Companies, Inc.	MN	103,483	67,340	23,731	2.84	22.93	19.60	28,902	1.11	67.2	30.7	97.9	2.01	8.69
Trupanion, Inc.	WA	106	13	48	0.26	45.75	43.08	243	NA	NA	NA	NA	(1.58)	(3.22)
Unico American Corporation	CA	130	68	60	1.13	46.01	46.01	37	0.49	94.0	20.0	114.0	(6.32)	(13.42)
United Fire Group, Inc.	IA	4,183	1,690	973	1.74	23.27	22.83	1,053	1.07	72.8	31.2	104.0	1.23	5.34
United Insurance holdings Corp.	FL	2,060	1,038	537	1.93	26.08	21.57	654	1.42	62.4	48.7	111.1	0.63	2.43
Universal Insurance Holdings, Inc.	FL	1,455	781	440	1.77	30.24	30.13	752	1.79	50.9	33.5	84.4	7.71	35.99
W.R. Berkley Corporation	CT	24,300	14,961	5,451	2.74	22.43	21.51	7,685	1.18	63.4	33.3	96.7	2.31	10.40
White Mountains Insurance Group	NH	3,659	137	3,361	0.04	91.85	91.70	374	0.02	10.6	43.3	53.9	10.76	16.47

Overall P&C/Multiline Median		3,840	1,867	973	2.12	25.26	23.10	1,053	1.07	68.0	32.3	100.0	1.46	5.95
Overall P&C/Multiline Mean		42,539	17,550	11,144	2.42	28.43	26.45	9,664	1.11	37.0	33.2	100.2	1.31	4.53

Source: S&P Global Marketing Intelligence

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2 Market Valuation Data for Public P&C and Multiline Insurance Companies

Company	Ticker	Exchange	State	Closing Price 05/01/18 ($)	Total Market Value ($mil.)	Price/Book Value (%)	Price/Tang. Book (%)	Price/LTM EPS (x)	Price/ Oper. ESP (x)	Price/LTM EBITDA (x)	Price/ LTM Rev. (x)	Price Total Assets (%)	Current Div. Yield (%)	One-Yr. Price Change (%)

1347 Property Insurance Holdings	PIH	NASDAQ	FL	6.80	41	87.0	87.0	NM	NM	25.55	1.07	35.56	—	(7.94)
Alleghany Corporation	Y	NYSE	NY	581.25	8,949	115.9	155.9	NM	NM	35.15	1.39	35.26	—	(5.09)
Allstate Corporation	ALL	NYSE	IL	98.20	34,516	184.8	184.8	10.66	12.23	NA	0.09	30.70	1.87	20.49
American Financial Group, Inc.	AFG	NYSE	OH	113.19	10,061	195.7	195.7	21.44	17.28	11.12	1.47	16.59	1.24	15.56
American International Group, Inc.	AIG	NYSE	NY	56.31	50,852	79.6	79.6	NM	24.06	8.05	1.03	10.20	2.27	(8.60)
American National Insurance Co.	ANAT	NASDAQ	TX	121.93	3,285	62.6	62.6	6.66	7.57	NA	0.96	12.45	2.69	3.90
Ameriprise Financial, Inc.	AMP	NYSE	MN	139.05	20,162	345.2	259.7	12.85	12.40	NA	1.66	13.67	2.59	7.95
AMERISAFE, Inc.	AMSF	NASDAQ	LA	59.40	1,144	264.8	264.8	23.39	18.33	13.94	3.05	75.36	1.48	2.41
AmTrust Financial Serivecs, Inc.	AFSI	NASDAQ	NY	13.05	2,562	112.4	190.6	NM	NA	NM	0.42	10.16	5.21	(19.34)
Assurant, Inc.	AIZ	NYSE	NY	91.84	4,825	112.7	157.1	9.78	23.08	8.34	0.75	15.15	2.44	(5.56)
Atlantic American Corporation	AAME	NASDAQ	GA	3.25	66	61.8	63.3	16.25	NM	8.27	0.37	19.32	0.62	(15.58)
Atlas Financial Holdings, Inc.	AFH	NASDAQ	IL	10.70	128	144.1	156.0	NM	NM	NM	0.58	26.47	—	(18.94)
Baldwin & Lyons, Inc.	BWINB	NASDAQ	IN	23.20	348	83.4	84.0	19.17	62.70	22.13	0.94	25.66	4.83	(4.13)
Berkshire Hathaway Inc.	BRK.A	NYSE	NE	292,730	393,932	138.2	205.9	10.71	33.30	12.53	1.61	56.11	—	17.91
Cincinnati Financial Corporation	CINF	NASDAQ	OH	71.18	11,684	147.0	147.0	14.53	24.80	22.96	2.04	53.49	2.98	0.08
CNA Financial Corporation	CNA	NYSE	IL	50.47	13,696	119.9	121.5	14.76	14.26	8.84	1.44	24.21	2.38	8.82
Conifer Holdings, Inc.	CNFR	NASDAQ	MI	5.65	48	91.1	92.9	NM	NM	NM	0.50	20.14	—	(28.93)
Donegal Group, Inc.	DGICA	NASDAQ	PA	13.92	393	87.3	88.6	NM	NM	NA	0.53	22.59	4.09	(16.45)
EMC Insurance Group Inc.	EMCI	NASDAQ	IA	26.16	564	93.0	93.1	14.22	21.44	NA	0.86	33.51	3.36	(8.63)
Employers Holdings Inc.	EIG	NYSE	NV	41.05	1,345	144.5	151.7	13.16	12.87	8.89	0.68	35.02	1.95	0.12
Federated National Holding Co.	FNHC	NASDAQ	FL	16.94	222	104.0	NA	28.23	NM	21.60	0.57	24.57	1.89	5.22
Hallmark Financial Services, Inc.	HALL	NASDAQ	TX	10.36	188	75.0	95.8	NM	NM	NM	0.49	15.23	—	(1.61)
Hanover Insurance Group	THG	NYSE	MA	115.28	4,905	163.4	174.7	26.62	24.32	13.04	0.95	31.71	1.87	29.06
Hartford Financial Services Group	HIG	NYSE	CT	53.90	19,304	146.8	172.8	NM	14.49	10.85	1.14	8.57	1.86	10.65
HCI Group, Inc.	HCI	NYSE	FL	40.81	382	184.4	189.2	NM	NA	32.50	1.56	45.41	3.43	(15.40)
Heritage Insurance Holdings, Inc.	HRTG	NYSE	FL	15.65	416	106.7	268.0	NM	NA	34.35	1.02	23.48	1.53	27.76
Horace Mann Educators Corp.	HMN	NASDAQ	IL	44.25	1,809	120.0	123.9	10.85	25.43	17.14	1.54	16.16	2.58	14.49
ICC Holdings, Inc.	ICCH	NASDAQ	IL	15.04	53	84.5	NA	NM	NA	NA	1.09	34.56	—	(4.51)
Infinity Property and Casualty Corp.	IPCC	NYSE	AL	133.55	1,461	203.5	227.4	27.20	26.60	10.40	0.96	59.05	1.74	35.31
Kemper Corporation	KMPR	NYSE	IL	69.15	3,564	172.7	204.7	20.58	23.28	12.93	1.31	42.55	1.39	75.06

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit IV-2 (continued) Market Valuation Data for Public P&C and Multiline Insurance Companies

Company	Ticker	Exchange	State	Closing Price 05/01/18 ($)	Total Market Value ($mil.)	Price/Book Value (%)	Price/Tang. Book (%)	Price/LTM EPS (x)	Price/ Oper. ESP (x)	Price/LTM EBITDA (x)	Price/ LTM Rev. (x)	Price Total Assets (%)	Current Div. Yield (%)	One-Yr. Price Change (%)

Kingstone Companies, Inc.	KINS	NASDAQ	NY	17.20	184	193.4	195.4	18.30	18.30	11.58	1.98	72.19	2.33	15.82
Kinsale Capital Group, Inc.	KNSL	NASDAQ	VA	51.25	1,080	452.6	459.4	44.18	NA	28.18	5.78	161.71	0.55	41.97
Loews Corporation	L	NYSE	NY	52.44	16,745	91.2	94.6	15.11	15.94	NA	1.22	21.04	0.48	11.05
Markel Corporation	MKL	NYSE	VA	1,141.47	15,859	170.1	255.1	64.75	64.75	NA	2.62	48.34	0.00	17.10
Mercury General Corporation	MCY	NYSE	CA	45.12	2,497	148.2	153.9	33.18	30.08	16.66	0.73	48.94	5.54	(22.90)
National General Holdings Corp.	NGHC	NASDAQ	NY	25.94	2,773	183.5	297.5	38.15	18.80	9.74	0.63	32.85	0.62	13.87
National Security Group, Inc.	NSEC	NASDAQ	AL	15.80	40	83.7	83.7	NM	NM	56.01	0.61	27.21	1.27	5.33
Navigators Group, Inc.	NAVG	NASDAQ	CT	55.90	1,661	134.5	135.3	41.41	48.19	17.86	1.26	31.79	0.50	3.33
NI Holdings, Inc.	NODK	NASDAQ	ND	16.39	366	145.1	146.6	23.08	NA	16.37	1.94	97.18	0.00	5.40
Old Republic Corporation	ORI	NYSE	IL	20.47	6,145	121.7	120.5	13.29	17.65	NA	0.98	31.67	3.81	(0.63)
ProAssurance Corporation	PRA	NYSE	AL	47.60	2,551	159.6	195.6	23.80	23.56	14.65	2.95	51.75	2.61	(22.85)
Progressive Corporation	PGR	NYSE	OH	60.50	35,234	358.7	390.6	18.85	18.50	NA	1.31	91.04	1.86	52.12
RLI Corp.	RLI	NYSE	IL	63.50	2,810	337.4	361.1	29.00	25.81	NA	3.45	95.35	1.32	11.19
Safety Insurance Group, Inc.	SAFT	NASDAQ	MA	80.75	1,229	175.3	175.3	19.70	20.92	12.36	1.46	67.99	3.96	13.49
Selective Insurance Group, Inc.	SIGI	NASDAQ	NJ	59.00	3,466	201.5	202.4	20.77	18.97	10.36	1.40	45.09	1.22	14.01
State Auto Financial Corporation	STFC	NASDAQ	OH	31.24	1,339	150.4	NA	NM	NM	25.81	0.94	44.41	1.28	16.31
Tiptree, Inc.	TIPT	NASDAQ	NY	6.40	243	63.6	132.0	58.18	NA	4.62	0.40	12.23	1.88	(8.57)
Travelers Companies, Inc.	TRV	NYSE	MN	131.90	35,429	154.1	189.6	17.34	17.32	9.23	1.23	34.24	2.35	8.18
Trupanion, Inc.	TRUP	NASDAQ	WA	27.58	839	NM	NM	NM	NA	NM	3.46	792.83	0.00	69.72
Unico American Corporation	UNAM	NASDAQ	CA	7.70	41	68.3	68.2	NM	NA	NM	1.11	31.36	0.00	(21.43)
United Fire Group, Inc.	UFCS	NASDAQ	IA	50.30	1,253	128.8	132.0	25.28	26.61	63.77	1.19	29.95	2.23	14.81
United Insurance holdings Corp.	UIHC	NASDAQ	FL	19.06	815	151.7	194.6	NM	NA	17.18	1.25	39.56	1.26	22.10
Universal Insurance Holdings, Inc.	UVE	NYSE	FL	33.10	1,161	249.2	250.5	10.18	NA	NA	1.54	79.77	1.69	26.34
W.R. Berkley Corporation	WRB	NYSE	CT	74.97	9,476	67.1	177.7	16.23	NA	NA	1.23	38.99	0.75	10.48
White Mountains Insurance Group	WTM	NYSE	NH	867.53	3,256	93.2	94.8	5.94	NA	114.50	8.71	88.99	0.12	1.21

Overall P&C/Multiline Median				NA	1,661	144.3	157.1	19.01	21.18	14.30	1.22	33.51	1.69	5.40
Overall P&C/Multiline Mean				NA	13,407	151.4	177.2	22.05	23.87	21.32	1.51	54.35	1.71	7.48

Source: S&P Global Marketing Intelligence

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit V-1
Pro Forma Assumptions for Conversion Valuation

1.	The initial offering price is assumed to be $10.00 per share and the number of shares offered is computed by dividing the estimated pro forma market value by the offering price.

2.	The total amount of the net offering proceeds was fully invested at the beginning of the applicable period.

3.
The net offering proceeds are invested to yield a return of 1.98%, which represents the yield on a three-year U.S. Treasury bond as of December 31, 2017. The effective corporate income tax rate was assumed to be 21.0%, resulting in a net after-tax yield of 1.56%.

4.
Fixed expenses attributable to the stock offering are estimated to total $800,000. Variable expenses consisting of stock sales commissions are estimated to equal 3.5% of the gross proceeds and approximate $385,000 at the valuation midpoint. Therefore, based on these assumptions, estimated total expenses approximate $1.2 million at the midpoint and range from $1.1 million at the minimum to $1.2 million at the maximum.

5.	The pro forma earnings calculation is based on the historically reported net income of PIPE for the corresponding period.

6.	No effect has been given in the pro forma equity calculation for the assumed earnings on the net proceeds.

7.	The calculation of tangible equity excludes any intangible assets from total equity.

8.	The calculation of operating income excludes the after-tax impact of net realized securities gains (or losses) and any extraordinary items.

V-1

FELDMAN FINANCIAL ADVISORS, INC.

Exhibit V-2
Pro Forma Conversion Valuation Range
Physicians’ Insurance Program Exchange
Historical Financial Data as of December 31, 2017
(Dollars in Thousands, Except Per Share Data)

	Minimum	Midpoint	Maximum
Shares offered	935,000	1,100,000	1,265,000
Offering price	$10.00	$10.00	$10.00
Gross offering proceeds	$9,350	$11,000	$12,650
Less: estimated expenses	(1,127)	(1,185)	(1,243)
Net offering proceeds	$8,223	$9,815	$11,407
Net Income:
LTM ended December 31, 2017	$39	$39	$39
Pro forma income on net proceeds	129	154	178
Pro forma net income	$168	$193	$217
Pro forma earnings per share	0.18	0.18	0.17
Operating Income:
LTM ended December 31, 2017	$(12)	$(12)	$(12)
Pro forma income on net proceeds	129	154	178
Pro forma operating income	$117	$142	$166
Pro forma operating earnings per share	0.13	0.13	0.13
Total Revenue:
LTM ended December 31, 2017	$3,719	$3,719	$3,719
Pro forma revenue on net proceeds, pre-tax	163	194	226
Pro forma total revenue	$3,882	$3,913	$3,945
Total Equity:
As of December 31, 2017	$12,264	$12,264	$12,264
Net offering proceeds	8,223	9,815	11,407
Pro forma total equity	$20,487	$22,079	$23,671
Pro forma book value per share	$21.91	$20.07	$18.71
Tangible Equity:
As of December 31, 2017	$12,264	$12,264	$12,264
Net offering proceeds	8,223	9,815	11,407
Pro forma tangible equity	$20,487	$22,079	$23,671
Pro forma tangible book value per share	$21.91	$20.07	$18.71
Total Assets:
As of December 31, 2017	$26,644	$26,644	$26,644
Net offering proceeds	8,223	9,815	11,407
Pro forma total assets	$34,867	$36,459	$38,051
Pro Forma Ratios:
Price / LTM EPS	55.65	56.99	58.29
Price / Operating EPS	79.91	77.46	76.20
Price / LTM Revenue	2.41	2.81	3.21

V-2

FELDMAN FINANCIAL ADVISORS, INC.

Price / Book Value	45.64%	49.82%	53.44%
Price / Tangible Book Value	45.64%	49.82%	53.44%
Price / Total Assets	26.82%	30.17%	33.24%
Total Equity / Assets	58.76%	60.56%	62.21%
Tangible Equity / Assets	58.76%	60.56%	62.21%

V-3